As filed with the Securities and Exchange Commission on November 15, 2002

                                                      Registration No. 333-98759
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------

                        Post-Effective Amendment No. 1 to

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       ----------------------------------
                               Gasco Energy, Inc.
             (Exact name of registrant as specified in its charter)
                       ----------------------------------
  Nevada                           1311                             98-0204105
(State or other        (Primary Standard Industrial            (I.R.S. Employer
jurisdiction of         Classification Code Number)          Identification No.)
incorporation or
organization)
                            14 Inverness Drive East
                            Building H, Suite 236
                               Englewood, CO 80112
                                 (303) 483-0044
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  W. King Grant
                             Chief Financial Officer
                               Gasco Energy, Inc.
                             14 Inverness Drive East
                              Building H, Suite 236
                               Englewood, CO 80112
                                 (303) 483-0044
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                       ----------------------------------
                                   Copies to:
                                Michael P. Finch
                             Vinson & Elkins L.L.P.
                              2300 First City Tower
                                   1001 Fannin
                            Houston, Texas 77002-6760
                                 (713) 758-2222
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this post-effective amendment becomes effective.
     If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

===============================================================================
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

================================================================================


                                 Subject to Completion, dated November 15, 2002


PROSPECTUS



                                16,000,000 Shares

                               GASCO ENERGY, INC.

                                  Common Stock





This prospectus relates to the offer and sale from time to time of up to an aggregate of 16,000,000 shares of our common stock for the account of the stockholders referred to in this prospectus. Our common stock is traded on the OTC bulletin board under the symbol "GASE.OB." On November 13, 2002, the last reported sales price for our common stock was $ .95 per share.

The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of the shares covered by this prospectus.

     Investing in the shares involves risks. "Risk Factors" begin on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




         The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


















         November __, 2002

                                TABLE OF CONTENTS




Prospectus Summary..................................2
Risk Factors........................................6
Cautionary Statement About Forward-Looking
Statements.........................................10
Use Of Proceeds....................................12
Price Range of Common Stock and Dividend Policy....12
Selected Consolidated Financial Data...............13
Management's Discussion And Analysis Of
Financial Condition And Results Of
Operations.........................................15
Business And Properties............................21
Management.........................................29
Related Party Transactions.........................38
Principal Stockholders.............................40
Selling Stockholders...............................42
Description Of Capital Stock.......................43
Plan of Distribution...............................46
Legal Matters......................................48
Experts............................................48
Where You Can Find More Information................48
Glossary Of Natural Gas And Oil Terms..............49
Index to Financial Statements.....................F-1










                              ABOUT THIS PROSPECTUS

         You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders has authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY


         This summary highlights selected information from this prospectus, but does not contain all information that may be important to you. This prospectus includes specific terms of this offering, information about our business and financial data. We encourage you to read this prospectus in its entirety before making an investment decision. We have provided definitions for some of the natural gas and oil industry terms used in this prospectus in the "Glossary of Natural Gas and Oil Terms" on page 49 of this prospectus.


Our Business

         We are a natural gas and petroleum exploitation and development company engaged in locating and developing hydrocarbon prospects primarily in the Rocky Mountain region. Our strategy is to enhance stockholder value by using new technologies to generate and develop high-potential exploitation prospects in this area. Our principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of the properties subject to these leases. We focus our exploitation activities on locating natural gas and crude petroleum. The principal markets for these commodities are natural gas transmission pipeline companies, utilities, refining companies and private industry end-users.



         In 2001 we spent $7,395,867, and from January 1, 2002 through September 30, 2002, we spent an additional $29,126,252, including the issuance of 9,500,000 shares of common stock valued at $18,525,000, in identifying and acquiring petroleum and natural gas leases. As of September 30, 2002, we held working interests in 215,867 gross acres (109,993 net acres) located in Utah, Wyoming and California. As of September 30, 2002, we held an interest in 10 gross (3.6 net) producing gas wells and 7 gross (7.0 net) shut-in gas wells located on these properties. We currently operate 12 wells, of which 5 are currently producing.



Significant Properties


         A summary of each of our most significant properties is set forth below. Please also read "Business and Properties--Significant Properties" for a more detailed discussion of these properties.


     o Riverbend Project. The Riverbend Project comprises approximately 96,678 gross acres in the Uinta Basin of northeastern Utah, of which we hold interests in approximately 30,406 net acres as of September 30, 2002. We can earn interests in approximately 18,566 gross acres by drilling in this project. Our engineering and geologic focus is on three tight-sand formations in the basin: the Wasatch, Mesaverde and Mancos formations. In December 2000, we entered into an Area of Mutual Interest ("AMI") agreement with ConocoPhillips to conduct drilling operations on 30,000 acres of our Riverbend Project. The AMI agreement affords ConocoPhillips the right to acquire an 80% interest in all of our leases and farm-out agreements within the AMI in exchange for the assignment by ConocoPhillips of two leases in which we previously had no ownership. ConocoPhillips has subsequently exercised its right to acquire this acreage in accordance with the terms of the agreement. In January 2002, we entered into an agreement with Halliburton Energy Services under which Halliburton has the option to earn a participation interest proportionate to their investment by funding the completion of wells in the Wasatch, Mesaverde and Mancos formations.

     o Greater Green River Basin Project. We have entered into an AMI agreement with Burlington Resources in Sublette County, Wyoming within the Greater Green River Basin that covers approximately 330,000 acres. As of September 30, 2002, we had interests in approximately 115,121 gross acres and 76,555 net acres in this area. We, along with Burlington Resources, have ongoing seismic and exploration activities in this area and have wells in various stages of completion.

     o Southern California Project. As of September 30, 2002, we leased approximately 3,032 net acres in Kern and San Luis Obispo counties in Southern California. We have no drilling or development plans for this area during 2002.



Recent Developments

     On May 1, 2002, we acquired an interest in 53,095 gross (47,786 net) acres in the Greater Green River Basin in Wyoming, the largest single oil and gas lease acquisition in our history. This acquisition made us a 50/50 participant in the Greater Green River Basin AMI with Burlington Resources. Additionally, we estimate that this acquired acreage will provide us with numerous possible drilling locations. In exchange for the acreage (plus other assets and consideration), we issued 9,500,000 shares of our common stock to Shama Zoe Limited Partnership, a private oil and gas company. This transaction was valued at approximately $18,525,000, based on the closing price of our common stock on April 23, 2002 of $1.95 per share. The original Property Purchase Agreement governing this transaction prevented us from issuing additional shares of our common stock at prices below $1.80 per share and from granting registration rights in connection with the issuance of shares of our common stock. In connection with the August 14, 2002 issuance of 6,500,000 shares of our common stock, as described below, we amended the Property Purchase Agreement to allow for the issuance of these shares at a price of $1.00 per share and we granted Shama Zoe an option to sell to us 1,400,000 shares of our stock that it acquired in the transaction at $1.00 per share at any time prior to December 31, 2002.

     On July 16, 2002, we executed and closed a purchase agreement with Brek Energy Corporation, and certain other of our stockholders, pursuant to which Brek and the other stockholders purchased from us an undivided 25% of our working interests in all undeveloped acreage owned by Gasco in exchange for 6,250,000 shares of our common stock and 500 shares of our preferred stock held by Brek and the other stockholders. The other stockholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by us in the transaction. Brek also has the option to acquire an additional 5% undivided interest in our undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment.


     Immediately prior to the closing of the transaction, Brek owned 500 shares of our preferred stock and 4,750,000 shares of our common stock (all of which shares were transferred to us in the transaction), representing approximately 20.6% of our outstanding equity interests and approximately 37.5% of the voting power in Gasco. Following the closing of the transaction Brek owns no equity interest in us. The transaction simplified our capital structure by eliminating all preferred stock (which was convertible into 4,750,000 common shares) and the associated preferential voting rights. The transaction was previously estimated to be valued at $22,000,000 based on an average price of $2.00 per common share when the letter of intent was signed. The transaction was valued at $16,709,000 based on the average trading price of the Company's common stock when the transaction was executed. In accordance with Securities and Exchange Commission Regulation S-X rule 4.10, the transaction was recorded as a reduction to the Company's unproved properties and a reduction to the Company's additional paid in capital, preferred stock and common stock.


     On August 14, 2002, we issued 6,500,000 shares of our common stock for net proceeds of approximately $6.0 million in a private offering. We intend to use the net proceeds from this offering to fund our remaining 2002 capital budget.

Risks Related to Our Strategy

         Our natural gas and petroleum exploration activities take place in a highly competitive and speculative business atmosphere. In seeking suitable natural gas and petroleum properties for acquisition, we compete with a number of other companies operating in our areas of interest, including large oil and gas companies and other independent operators with greater financial resources. We do not believe that our competitive position in the petroleum and natural gas industry will be significant.

         We anticipate a competitive market for obtaining drilling rigs and services, and the manpower to run them. The current high level of drilling activity in our areas of exploration may have a significant adverse impact on the timing and profitability of our operations. In addition, as discussed under Risk Factors, we will be required to obtain drilling permits for our wells, and there is no assurance that such permits will be available timely or at all.

         Prospective investors should carefully consider the matters set forth under the caption "Risk Factors," as well as the other information set forth in this prospectus. One or more of these matters could negatively affect our ability to successfully implement our business strategy.

Our Executive Offices

         Our principal executive offices are located at 14 Inverness Drive East, Building H, Suite 236, Englewood, Colorado 80112, and our telephone number is
(303) 483-0044. Our website is located at www.gascoenergy.com. Information contained in our website is not part of this prospectus.

                       Summary Consolidated Financial Data




The following table presents a summary of our historical consolidated financial data derived from our audited consolidated financial statements. The summary consolidated financial data presented below for the nine month period ended September 30 , 2002 and 2001 is derived from our unaudited consolidated financial statements and includes, in the opinion of management, all normal and recurring adjustments necessary to present fairly the data for such periods. The results of operations for the nine months ended September 30, 2002 and 2001 should not be regarded as indicative of results for the full year. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.


                                                                                                 Nine Months Ended
                                                          Years Ended December 31,                 September 30,
                                                 ------------------------------------------ ---------------------------
                                                    1999            2000         2001           2001          2002
                                                --------------  --------------------------- -------------  ------------
 Statement of Operations Data:
 Revenues:
    Oil and gas................................  $         --  $        --  $       36,850  $          -- $     95,543
    Gain on sale of permit.....................            --      200,000              --             --           --
    Interest...................................            --           --         193,352        137,206       62,362
                                                  ------------  -----------   -------------  ------------- ------------
       Total revenues...........................            --      200,000         230,202        137,206      157,905
                                                  ------------  -----------   -------------  ------------- ------------

 Operating expenses:
    General and administrative.................       738,153      951,734       4,331,825      2,412,271    3,936,479
    Lease operating............................            --           --          12,679             --       76,057
    Depletion, depreciation and amortization...            --           --              --          2,848      195,795
    Impairment.................................            --           --              --             --      541,125
    Interest...................................        13,347       61,776          67,363         67,363           --
                                                  ------------  -----------   -------------  ------------- ------------
      Total operating expenses.................       751,500    1,013,510       4,411,867      2,482,482    4,749,456
                                                  ------------  -----------   -------------  ------------- ------------
      Net loss from operations.................      (751,500)    (813,510)     (4,181,665)    (2,345,276)  (4,591,551)
                                                  ------------  -----------   -------------  ------------- ------------

 Other income (expense)........................        14,666      (29,751)         52,206             --           --
                                                  ------------  -----------   -------------  ------------- ------------

 Loss before distribution......................      (736,834)    (843,261)     (4,129,459)    (2,345,276)  (4,591,551)
                                                  ------------  -----------   -------------  ------------- ------------
 Series A Convertible Redeemable Preferred
 Stock deemed distribution.....................            --           --     (11,400,000)   (11,400,000)         --
                                                  ------------  -----------   -------------  ------------- ------------
 Net loss attributable to common stockholders..  $   (736,834) $  (843,261) $  (15,529,459)$  (13,745,276)$ (4,591,551)
                                                  ============  ===========   =============  ============= ============

 Weighted average number of common shares
 outstanding:............................
    Basic and Diluted..........................    11,923,093   13,800,595      24,835,144     24,011,625   35,389,349
                                                  ============  ===========   =============  =============  ==========
 Net loss per common share:
    Basic and Diluted..........................  $      (0.06)$      (0.06) $        (0.63)$        (0.57)$      (0.13)
                                                  ============  ===========   =============  ============= ============



                                                                                        At
                                                           At December 31,          September 30,
                                                   ------------------------------  ----------------
                                                       2000           2001              2002
                                                   ------------------------------  ----------------
 Balance Sheet Data:
 Cash and cash equivalents......................   $   881,041 $      12,296,585   $     5,449,764
 Working capital (deficit)......................      (420,370)       11,860,584         3,407,398
 Oil and gas properties, at cost, accounted for
 using the full cost method of accounting.......     1,991,290         9,152,740        21,569,992
 Total assets...................................     3,007,259        21,658,525        26,745,276
 Total liabilities..............................     1,428,354           593,100         2,367,859
 Stockholders' equity...........................     1,578,905        21,065,425        22,977,417


                                  RISK FACTORS

         Investing in our common stock will provide you with an equity ownership in Gasco. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

         We have incurred losses since our inception and will continue to incur losses in the future.

         To date our operations have not generated sufficient operating cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.


         During the year ended December 31, 2001, we incurred a loss of $4,129,459, and during the nine months ended September 30, 2002, we incurred a loss of $4,591,551. We have an accumulated deficit of $21,707,105 from our inception through September 30, 2002, including the Series A Convertible Redeemable Preferred Stock deemed distribution of $11,400,000 as further described in our accompanying financial statements.


         Our common stock does not trade in a mature market and therefore has limited liquidity.

         Our common stock has been trading in the public markets only since January 2001. Our common stock trades on the over-the-counter market. Holders of our common stock may not be able to liquidate their investments in a short time period or at the market prices that currently exist at the time a holder decides to sell. Because of this limited liquidity, it is unlikely that shares of our common stock will be accepted by lenders as collateral for loans.

         The development of oil and gas properties involves substantial risks that may result in a total loss of investment.

         The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. We may drill wells that are unproductive or, although productive, do not produce oil and/or gas in economic quantities. Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

         A productive well may become uneconomic in the event water or other deleterious substances are encountered, which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is contaminated with water or other deleterious substances.

         We may not be able to obtain adequate financing to continue our operations.

         We have relied in the past primarily on the sale of equity capital and farm-out and other similar types of transactions to fund working capital and the acquisition of its prospects and related leases. Failure to generate operating cash flow or to obtain additional financing could result in substantial dilution of our property interests, or delay or cause indefinite postponement of further exploration and development of our prospects with the possible loss of our properties. For example, we entered into an agreement with ConocoPhillips Petroleum to conduct drilling operations on approximately 60,000 acres within the Riverbend project. ConocoPhillips will fund its share of drilling and completion costs of wells that it drills within that area. This agreement was subsequently amended to reduce the area that it covers to 30,000 acres. In order to maximize our interests in any future Riverbend wells drilled by ConocoPhillips, we must fund our proportionate share of the drilling and completion costs of such wells. Generally, if we fund our proportionate share of drilling and completion costs in a well drilled by ConocoPhillips, we will retain a 14% working interest (which becomes a 10.5% working interest after payout) in the well drilled by ConocoPhillips and the spacing unit surrounding the well. If we do not fund our proportionate shares of drilling and completion costs in a well drilled by ConocoPhillips, our interests will be reduced to a 0.35% overriding interest in the well and spacing unit before payout, which will convert to a 2.08% working interest after such well reaches payout.

         This project and our other projects will require significant new funding. We have not yet identified specific sources of adequate funding for the majority of our 2003 budget, and we may be unable to timely secure financing on terms that are favorable to us or at all. Any future financing through the issuance of our common stock will likely result in a substantial dilution to our stockholders.

         We may suffer losses or incur liability for events that we or the operator of a property have chosen not to obtain insurance.

         Although management believes the operator of any property in which we may acquire interests will acquire and maintain appropriate insurance coverage in accordance with standard industry practice, we may suffer losses from uninsurable hazards or from hazards, which we or the operator have chosen not to insure against because of high premium costs or other reasons. We may become subject to liability for pollution, fire, explosion, blowouts, cratering and oil spills against which we cannot insure or against which we may elect not to insure. Such events could result in substantial damage to oil and gas wells, producing facilities and other property and personal injury. The payment of any such liabilities may have a material, adverse effect on our financial position.

         We may incur losses as a result of title deficiencies in the properties in which we invest.

         If an examination of the title history of a property that we have purchased reveals a petroleum and natural gas lease that has been purchased in error from a person who is not the owner of the mineral interest desired, our interest would be worthless. In such an instance, the amount paid for such petroleum and natural gas lease or leases would be lost.

         It is our practice, in acquiring petroleum and natural gas leases, or undivided interests in petroleum and natural gas leases, not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of petroleum and natural gas lease brokers or landmen who perform the fieldwork in examining records in the appropriate governmental office before attempting to acquire a lease in a specific mineral interest.

         Prior to the drilling of a petroleum and natural gas well, however, it is the normal practice in the petroleum and natural gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed petroleum and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered.

         The volatility of natural gas and oil prices could have a material adverse effect on our business.

         A sharp decline in the price of natural gas and oil prices would result in a commensurate reduction in our income from the production of oil and gas. In the event prices fall substantially, we may not be able to realize a profit from our production and would continue to operate at a loss. In recent decades, there have been periods of both worldwide overproduction and underproduction of hydrocarbons and periods of both increased and relaxed energy conservation efforts. Such conditions have resulted in periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis. These periods have been followed by periods of short supply of, and increased demand for, crude oil and natural gas. The excess or short supply of crude oil has placed pressures on process and has resulted in dramatic price fluctuations even during relatively short periods of seasonal market demand.

         Our ability to market the oil and gas that we produce is essential to our business.

         Several factors beyond our control may adversely affect our ability to market the oil and gas that we discover. These factors include the proximity, capacity and availability of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. The extent of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to sell our oil and gas at prices that would result in an adequate return on our invested capital. For example, we currently distribute the gas that we produce through a single pipeline. If this pipeline were to become unavailable, we would incur additional costs to secure a substitute facility in order to deliver the gas that we produce.

         We are subject to environmental regulation that can adversely affect the timing and cost of our operations.

         Our exploration and proposed production activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. These laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations have been frequently changed in the past, and we are unable to predict the ultimate cost of compliance as a result of future changes.

         We are subject to complex governmental regulations which may adversely affect the cost of our business.

         Petroleum and natural gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. We may be required to make large expenditures to comply with these regulatory requirements. Legislation affecting the petroleum and natural gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the petroleum and natural gas industry and its individual members, some of which carry substantial penalties for failure to comply. Any increases in the regulatory burden on the petroleum and natural gas industry created by new legislation would increase our cost of doing business and, consequently, adversely affect our profitability. A major risk inherent in drilling is the need to obtain drilling permits from local authorities. Delays in obtaining drilling permits, the failure to obtain a drilling permit for a well or a permit with unreasonable conditions or costs could have a materially adverse effect on our ability to effectively develop our properties.

         Our competitors may have greater resources which could enable them to pay a higher price for properties and to better withstand periods of low market prices for hydrocarbons.

         The petroleum and natural gas industry is intensely competitive, and we compete with other companies which have greater resources. Many of these companies not only explore for and produce crude petroleum and natural gas but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. Such companies may be able to pay more for productive petroleum and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may have a greater ability to continue exploration activities during periods of low hydrocarbon market prices. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

         We may have difficulty managing growth in our business.

         Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of experienced managers, geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

         Our success depends on our key management personnel, the loss of any of whom could disrupt our business.

         The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our management. The loss of services of any of our key managers could have a material adverse effect on our business. We have not obtained "key man" insurance for any of our management. Mr. Erickson is the Chief Executive Officer and Mr. Decker is an executive vice president and Chief Operating Officer of Gasco. The loss of their services may adversely affect our business and prospects.

         It may be difficult to enforce judgments predicated on the federal securities laws on some of our board members who are not U.S. residents.

         Two of our directors reside outside the United States and maintain a substantial portion of their assets outside the United States. As a result it may be difficult or impossible to effect service of process within the United States upon such persons, to bring suit in the United States or to enforce, in the U.S. courts, any judgment obtained there against such persons predicated upon any civil liability provisions of the U.S. federal securities laws.


         Foreign courts may not entertain original actions against our directors or officers predicated solely upon U.S. federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus, contains forward-looking statements within the meanings of Section 27A of the Securities Exchange Act of 1934. These statements express, or are based on, our expectations about future events. These include such matters as:

     o    financial position;

     o    business strategy;

     o    budgets;

     o    amount, nature and timing of capital expenditures;

     o    drilling of wells;

     o    acquisition and development of oil and gas properties;

     o    timing and amount of future production of natural gas and oil;

     o    operating costs and other expenses; and

     o    cash flow and anticipated liquidity.

         There are many factors that could cause these forward-looking statements to be incorrect including, but not limited to, the risks described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These factors include, among others:

     o    our ability to generate sufficient cash flow to operate;

     o    the lack of liquidity of our common stock;

     o    the risks associated with exploration;

     o    natural gas and oil price volatility;

     o uncertainties in the projection of future rates of production and timing of development expenditures;

     o    operating hazards attendant to the natural gas and oil business;

     o    downhole   drilling  and  completion  risks  that  are  generally  not recoverable from third parties or insurance;

     o potential mechanical failure or under-performance of significant wells;

     o    climatic conditions;

     o    availability and cost of material and equipment;

     o    delays in anticipated start-up dates;

     o    actions or inactions of third-party operators of our properties;

     o    our ability to find and retain skilled personnel;

     o    availability of capital;

     o    the strength and financial resources of our competitors;

     o    regulatory developments;

     o    environmental risks; and

     o    general economic conditions.

         Any of the factors listed above and other factors contained in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. You should pay particular attention to the risk factors and cautionary statements described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. See "Selling Stockholders."

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock commenced trading on the OTC bulletin board on March 30, 2001, under the symbol GASE.OB. The following table sets forth the high and low sales prices per share of our common stock, as reported on the OTC bulletin board for the periods indicated.

                                                              High      Low
2001
     First Quarter                                           $4.00     $0.03
     Second Quarter                                           3.95      2.20
     Third Quarter                                            3.20      1.10
     Fourth Quarter                                           2.80      1.30

2002
     First Quarter                                            2.21      1.63
     Second Quarter                                           2.35      1.59
     Third Quarter                                            1.75      0.68


     Fourth Quarter (through November 13, 2002)               1.15      0.53



         We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Any future dividends may also be restricted by any loan agreements which we may enter into from time to time.

                      SELECTED CONSOLIDATED FINANCIAL DATA




         The following table sets forth some of our historical consolidated financial data. You should read the following data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the Statement of Operations data for the one-year period ended December 31, 2001 and the balance sheet data as of December 31, 2001 from our Consolidated Financial Statements, which have been audited by Deloitte & Touche LLP, independent auditors, and are included in this Prospectus. We derived the statement of operations data for the one-year period ended December 31, 2000 and the balance sheet data as of December 31, 2000 from our consolidated financial statements, which have been audited by Wheeler Wasoff, P.C., independent auditors, and are included in this prospectus. We derived the statement of operations data for the year ended December 31, 1999 and the period from our inception on May 21, 1998 through December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 from our consolidated financial statements which have been audited by HJ & Associates, LLC, independent accountants. The following financial information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements. In the opinion of our management, the unaudited financial information includes all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of that information. Our results of operations for the nine-month period ended September 30, 2002 are not necessarily indicative of the results that we may achieve for the entire year.





                                                                  Years Ended December 31,           Nine Months Ended September 30,
                                                   --------------------------------------------------- -----------------------------
                                            1998
                                           (from
                                         inception)       1999           2000            2001           2001           2002
                                        -------------------------------------------  -------------- -------------- --------------
Statement of Operations Data:
Revenues:
   Oil and gas........................$         -- $           -- $          --  $        36,850  $          --  $     95,543
   Gain on sale of permit.............          --             --       200,000               --             --            --
   Interest...........................          --             --            --          193,352        137,206        62,362
                                       ------------ -------------- -------------   --------------  -------------  ------------
     Total revenues...................          --             --       200,000          230,202        137,206       157,905
                                       ------------ -------------- -------------   --------------  -------------  ------------

Operating expenses:
   General and administrative.........       6,000        738,153       951,734        4,331,825      2,412,271     3,936,479
   Lease operating....................          --             --            --           12,679             --        76,057
   Depletion, depreciation and
    amortization......................          --             --            --               --          2,848       195,795
   Impairment.........................          --             --            --               --             --       541,125
   Interest...........................          --         13,347        61,776           67,363         67,363            --
                                       ------------ -------------- -------------   --------------  -------------  ------------
     Total operating expenses.........       6,000        751,500     1,013,510        4,411,867      2,482,482     4,749,456
                                       ------------ -------------- -------------   --------------  -------------  ------------
     Net loss from operations.........      (6,000)      (751,500)     (813,510)      (4,181,665)    (2,345,276)   (4,591,551)
                                       ------------ -------------- -------------   --------------  -------------  ------------
Other income (expense)................                     14,666       (29,751)          52,206             --            --
                                       ------------ -------------- -------------   --------------  -------------  ------------
Loss before distribution..............      (6,000)      (736,834)     (843,261)      (4,129,459)    (2,345,276)   (4,591,551)
                                       ------------ -------------- -------------   --------------  -------------  ------------
Series A Convertible Redeemable
Preferred Stock deemed distribution...          --             --            --      (11,400,000)   (11,400,000)           --
                                       ------------ -------------- -------------   --------------  -------------  ------------
Net loss attributable to common
 stockholders......................... $     (6,000)$     (736,834)$    (843,261)  $  (15,529,459)$  (13,745,276  $ (4,591,551
                                       ============ ============== =============   ==============  =============  ============
Weighted average number of common
shares outstanding:...................
   Basic and Diluted..................          --     11,923,093    13,800,595       24,835,144     24,011,625    35,389,349
                                       ============ ============== =============   ==============  =============   ==========
Net loss per common share:............
   Basic and Diluted..................$         -- $        (0.06)$       (0.06) $         (0.63)$        (0.57) $      (0.13)
                                       ============ ============== =============   ==============  =============  ============





                                                    At December 31,                        At September 30,
                                      --------------------------------------------------------------------------
                                         1998            1999           2000           2001            2002
                                        (from
                                      inception)
                                     --------------  -------------- ------------- ---------------- --------------
Balance Sheet Data:
   Cash and cash equivalents....... $           -- $       163,490 $     881,041 $     12,296,585$     5,449,764
   Working capital (deficit).......         (6,000)        (65,798)     (420,370)      11,860,584      3,407,398
   Oil and gas properties, at
    cost, accounted for using the
    full cost method...............             --       2,484,919     1,991,290        9,152,740     21,569,992
   Total assets....................             --       2,688,826     3,007,259       21,658,525     26,745,276
   Total Liabilities...............             --         266,660     1,428,354          593,100      2,367,859
   Stockholders' equity............         (6,000)      2,422,166     1,578,905       21,065,425     22,977,417



                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS



Critical Accounting Policies


         We are an independent natural gas and oil company engaged in locating and developing hydrocarbon prospects, primarily located in the Rocky Mountain region of the United States. We follow the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center referred to as a full cost pool. Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

         Depletion of exploration and development costs and depreciation of production equipment is computed using the units of production method based upon estimated proved oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. The properties are reviewed periodically for impairment. Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil.

         Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair value, if lower, of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions.

Business Combination

         On February 1, 2001, we entered into an Agreement and Plan of Reorganization pursuant to which we issued 14,000,000 shares of our common stock and warrants to the former stockholders of Pannonian Energy, Inc., a private Delaware corporation, in connection with the merger of Pannonian with our subsidiary. Pannonian was an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States.

         Under the terms of this agreement, Pannonian was required, prior to closing of the merger transaction on March 30, 2001, to divest itself of all assets not associated with its "Riverbend" area of interest. The "spin-offs" were accounted for at the recorded amounts. The net book value of the non-Riverbend assets in the United States transferred, including cash of $1,000,000 and liabilities of $555,185, was approximately $1,850,000. The net book value of Pannonian International Ltd., which owned the non-Riverbend assets located outside the United States, as of the date of distribution was approximately $174,000.

         Certain of our stockholders surrendered for cancellation 2,438,930 common shares of our capital stock on completion of the transaction contemplated by the agreement with Pannonian.

         Upon completion of the transaction, Pannonian became our wholly owned subsidiary. However, since this transaction resulted in the existing stockholders of Pannonian acquiring control of us, for financial reporting purposes the business combination was accounted for as a reverse acquisition with Pannonian as the accounting acquirer.

Forward Looking Statements

         Please refer to the section entitled "Cautionary Statement Regarding Forward Looking Statements" for a discussion of factors which could affect the outcome of forward looking statements used by us.

Results of Operations

         All information for periods prior to March 30, 2001 represents the historical information of our acquiring entity, Pannonian.


Three and Nine Months Ended September 30, 2002 Compared to Three and Nine Months Ended September 30, 2001




         During the quarter and nine months ended September 30, 2002, we owned interests in six producing wells, two of which began producing in late October of 2001 and the remainder began producing in 2002. The oil and gas revenue and lease operating expense during 2002 relate to these wells and is comprised of approximately 27,965 Mcf of gas at an average price of $1.56 per Mcf during the third quarter of 2002 and 46,465 Mcf of gas at an average price of $2.05 per Mcf during the first nine months of 2002. We had no producing wells during the first nine months of 2001.



         Interest income during 2002 and 2001 represents the interest earned on our combined cash and cash equivalents and restricted cash balances. Interest income decreased $92,441 and $74,844 from the third quarter of 2001 to the third quarter of 2002 and from the first nine months of 2001 to the first nine months of 2002, respectively. The decrease is primarily the result of a higher average cash balance during the third quarter and first nine months of 2001 primarily due to the sale of preferred and common stock during the second half of 2001.



         General and administrative expense increased from $845,802 to $1,461,377 during the third quarter of 2002 compared to the third quarter of 2001 and from $2,412,271 to $3,936,479 during the first nine months of 2001 compared to the first nine months of 2002. The increase in both periods is primarily due to the increase in staff and professional fees associated with the commencement of our operations. General and administrative expense during the third quarter and the first nine months of 2002 includes $110,266 in consulting fees paid on behalf of a company of which two of Gasco's directors have a combined 66.67% ownership.



         Depletion, depreciation and amortization expense during the third quarter and the first nine months of 2002 is comprised of $39,325 and $165,255 of depletion expense related to our proved oil and gas properties and $11,832 and $30,540 of depreciation related to our furniture, fixtures and other assets, respectively. The corresponding expense during the third quarter and the first nine months of 2001 consists of the depreciation expense related to our furniture, fixtures and other assets.



     The impairment expense during the third quarter and the first nine months of 2002 represents costs associated with a well drilled in the Southwest Jonah field located in the Greater Green River Basin in Sublette County, Wyoming during the first quarter of 2002. The natural gas encountered in this well was not of sufficient quantities to be deemed economic, therefore, the costs associated with this well were charged to impairment expense during the nine months ended September 30, 2002 because the Company believes that the total costs for this well exceed the present value, discounted at 10%, of the future net revenues from its proved oil and gas reserves.



         The interest expense during the three and nine months ended September 30, 2001 represents the interest incurred on our outstanding notes payable, which was repaid during 2001.


Fiscal Year Ended 2001 Compared to Fiscal Year Ended 2000

         During 2001, we owned interests in two wells that began producing in late October. The oil and gas revenue and lease operating expense during 2001 related to these wells. Our revenue during 2001 was comprised of approximately 17,545 Mcf of gas at an average price of $2.10 per Mcf and our lease operating expense was $0.72 per Mcf. We had no producing wells during 2000. Interest income during 2001 represented the interest earned on our cash balance, which increased from $881,041 in 2000 to $12,296,585 primarily due to the sale of preferred and common stock during 2001. General and administrative expense increased from $951,734 in 2000 to $4,331,825 in 2001, primarily due to the increase in staff and professional fees associated with the commencement of our operations. The interest expense during 2001 and 2000 represents the amounts incurred on our outstanding notes payable which were paid off in full during 2001. Other income during 2000 consisted primarily of a $200,000 gain on the sale of a drilling permit offset by miscellaneous expenses. Other income during 2001 is comprised of numerous miscellaneous items, none of which is individually significant.

Fiscal Year Ended December 31, 2000 Compared to Fiscal Year Ended December 31, 1999

         General and administrative expenses increased from $738,153 in 1999 to $951,734 in 2000 primarily due to increased consulting expenses during 2000. Interest expense during 2000 and 1999 was comprised of the interest on our notes payable balances. The increase was due to a higher average notes payable balance during 2000 as compared to 1999. Other income during 2000 consisted primarily of a $200,000 gain on the sale of a drilling permit offset by miscellaneous expenses. Other income during 1999 was comprised of numerous miscellaneous items, none of which were individually significant.

Liquidity and Capital Resources


         At September 30, 2002, we had cash and cash equivalents of $5,449,764 compared to cash and cash equivalents of $12,296,585 at December 31, 2001. The decrease in cash and cash equivalents is primarily attributable to the following significant items combined with the cash used in operations of $1,884,703, which was partially offset by the $5,973,980 in net proceeds from the August 14, 2002 sale of common stock.


     o During February 2002, the Company acquired leasehold interests covering approximately 18,451 gross acres (16,421 net acres) in the Greater Green River Basin located in west-central Wyoming for $1,500,000.


     o We acquired a 45% interest in 21,614 acres in Sublette County, Wyoming for approximately $1,428,000 during February 2002. Effective July 16,2002, the Company assigned 25% of its interest to Brek.


     o In connection with our drilling projects, we entered into a $2,000,000 letter of credit during February 2002, which was subsequently amended during May 2002 to $250,000. The letter is collateralized with cash, which is classified as restricted cash in the accompanying financial statements, and terminates in January 2003.

     o    We  drilled  three  productive  wells  in  Uintah  County,   Utah  for
          approximately $3,250,000 and one well, which was a dry hole in Sublette County, Wyoming for $541,125.

     o We participated in the drilling of five productive wells in Uintah County, Utah and one well in Sublette County, Wyoming, all of which are operated by other companies, for approximately $1,950,000.

     o During the nine months ended September 30, 2002, we incurred unproved property costs comprised of delay rentals and the purchase of numerous acreage positions in Wyoming and Utah of $1,100,000.


     o During May 2002, we elected to participate in a 3D seismic shoot covering 100 square miles in Sublette County, Wyoming for $850,000.


         Working capital decreased from $11,860,584 at December 31, 2001 to $3,407,398 at September 30, 2002, primarily due to the property related expenditures partially offset by the stock offering proceeds discussed above.


         In management's view, given the nature of our operations, which consist of the acquisition, exploration and evaluation of petroleum and natural gas properties and participation in drilling activities on these properties, the most meaningful information relates to current liquidity and solvency. Our financial success will be dependent upon the extent to which we can discover sufficient economic reserves and successfully develop and produce from the properties containing those reserves. Such development may take years to complete and the amount of resulting income, if any, is difficult to determine with any certainty. The sales value of any petroleum or natural gas that is discovered is largely dependent upon other factors beyond our control.


         To date, our capital needs have been met primarily through equity financings. In order to earn interests in additional acreage and depths in Riverbend, we will need to expend significant additional capital to drill and complete wells. It will be necessary for us to acquire additional financing in order to complete our operational plan for 2003. On August 14, 2002, we issued 6,500,000 shares of our common stock for net proceeds of approximately $6.0 million in a private offering. We intend to use the net proceeds from this offering to fund our remaining 2002 capital budget. We are also considering several additional options for raising additional capital to fund our 2003 capital budget such as equity offerings, asset sales, the farm-out of some of our acreage and other similar transactions. There is no assurance that financing will be available to us on favorable terms or at all. Any financing obtained through the sale of our equity will likely result in substantial dilution to our stockholders.


         On July 16, 2002, we executed and closed a purchase agreement with Brek Energy Corporation, and other of our stockholders, pursuant to which Brek and the other stockholders purchased from us an undivided 25% of our working interests in all of our undeveloped acreage in exchange for 6,250,000 shares of our common stock and 500 shares of our preferred stock held by Brek and the other stockholders. The other stockholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by us in the transaction. Brek also has the option to acquire an additional 5% undivided interest in our undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment.

The transaction simplified our capital structure by eliminating all preferred stock (which was convertible into 4,750,000 common shares) and the associated preferential voting rights. The transaction was previously estimated to be valued at $22,000,000 based on an average price of $2.00 per common share when the letter of intent was signed. The transaction was valued at $16,709,000 based on the average trading price of the Company's common stock when the transaction was executed. In accordance with Securities and Exchange Commission Regulation S-X rule 4.10, the transaction was recorded as a reduction to the Company's unproved properties and a reduction to the Company's additional paid in capital, preferred stock and common stock.


Quantitative and Qualitative Disclosures About Market Risk

         Our primary market risk relates to changes in the prices obtained for gas production in the Uinta Basin of northeastern Utah and the Greater Green River Basin of west central Wyoming. This risk will become more significant to us as more wells are drilled and begin producing in these areas. Although we are not using derivatives at this time to mitigate the risk of adverse changes in commodity prices, we may consider using them in the future.

Recent Accounting Pronouncements

         In June 2001, SFAS No. 141, "Business Combinations" was issued by the FASB. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Our adoption of SFAS No. 141 on July 1, 2001 had no impact on our financial position or results of operations.

         In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was issued by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. Our implementation of SFAS No. 142 on January 1, 2002 had no impact on our financial position or results of operations.

         In June 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The asset retirement liability will be allocated to operating expense by using a systematic and rational method. The statement is effective for fiscal years beginning June 15, 2002. We have not yet determined the impact of the adoption of this statement.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. Our adoption of SFAS No. 144 on January 1, 2002 had no impact on our financial position or results of operations.

         In April 2002 the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." FASB No. 4 required all gains or losses from extinguishment of debt to be classified as extraordinary items net of income taxes. SFAS No. 145 requires that gains and losses from extinguishment of debt be evaluated under the provisions of Accounting Principles Board Opinion No. 30, and be classified as ordinary items unless they are unusual or infrequent or meet the specific criteria for treatment as an extraordinary item. This statement is effective January 1, 2003. We do not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We have not yet determined the impact of the adoption of this statement.

                             BUSINESS AND PROPERTIES

About Gasco Energy, Inc.

         Gasco is an independent natural gas and oil company engaged in locating and developing hydrocarbon prospects, primarily located in the Rocky Mountain region of the United States. Our strategy is to create stockholder value by applying new technologies to generate and develop high-potential exploitation prospects.

History

         Gasco (formerly known as San Joaquin Resources Inc.) was incorporated on April 21, 1997 under the laws of the State of Nevada, as "LEK International, Inc." LEK International operated as a "shell" company until December 31, 1999, when it combined with San Joaquin Oil & Gas Ltd., a Nevada corporation under an Agreement and Plan of Reorganization. Upon the closing of this transaction, San Joaquin Oil & Gas became a wholly-owned subsidiary of Gasco.

         On February 1, 2001, the Company entered into an Agreement and Plan of Reorganization with Pannonian Energy, Inc., a private corporation incorporated under the laws of the State of Delaware, whereby it issued 14,000,000 shares of its common stock and warrants to the former stockholders of Pannonian in connection with the merger of Pannonian with a subsidiary of the Company. Pannonian was an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States and was also considered a development stage oil and gas company as defined by Statement of Financial Accounting Standards ("SFAS") No. 7.

         Under the terms of the merger agreement between the Company and Pannonian, Pannonian was required, prior to closing of the merger on March 30, 2001, to divest itself of all assets not associated with its "Riverbend" area of interest. The divestitures were accounted for at the recorded amounts. The net book value of the non-Riverbend assets in the United States transferred, including cash of $1,000,000 and liabilities of $555,185, was approximately $1,850,000. The non-Riverbend assets located outside of the United States were held by Pannonian International Ltd., the shares of which were distributed to the Pannonian stockholders. The net book value of Pannonian as of the date of distribution was approximately $174,000. Some of our management stockholders surrendered for cancellation 2,438,930 common shares of our capital stock on completion of the Pannonian Merger.

         Upon completion of the transaction, Pannonian became our wholly owned subsidiary. However, since this transaction resulted in the existing stockholders of Pannonian acquiring control of the surviving company, for financial reporting purposes the business combination was accounted for as a reverse acquisition with Pannonian as the acquirer. Accordingly, all financial information presented in this prospectus for periods prior to March 30, 2001 represents the historical information of Pannonian.

Recent Developments

         On July 16, 2002, we executed and closed a purchase agreement with Brek Energy Corporation, and other of our stockholders, pursuant to which Brek and the other stockholders purchased from us an undivided 25% of our working interests in all of our undeveloped acreage in exchange for 6,250,000 shares of our common stock and 500 shares of our preferred stock held by Brek and the other stockholders. The other stockholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by us in the transaction. Brek also has the option to acquire an additional 5% undivided interest in our undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment.


         The transaction simplified our capital structure by eliminating all preferred stock (which was convertible into 4,750,000 common shares) and the associated preferential voting rights. The transaction was previously estimated to be valued at $22,000,000 based on an average price of $2.00 per common share when the letter of intent was signed. The transaction was valued at $16,709,000 based on the average trading price of the Company's common stock on the date the transaction was executed. In accordance with Securities and Exchange Commission Regulation S-X rule 4.10, the transaction was recorded as a reduction to the Company's unproved properties and a reduction to the Company's additional paid in capital, preferred stock and common stock.


         On August 14, 2002, we issued 6,500,000 shares of our common stock to private investors for net proceeds of approximately $6.0 million.

Significant Properties

     Petroleum and Natural Gas Properties

         Our principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploration for and development of petroleum and natural gas. All of our properties are located in the continental United States.


         Riverbend Project. The Riverbend project is comprised of approximately 96,678 gross acres in the Uinta Basin of northeastern Utah, of which we hold an interest in approximately 30,406 net acres as of September 30, 2002. Additionally, we have an opportunity to earn or acquire an interest in approximately 18,566 gross acres in this area under farm-out and other agreements. Our geologic and engineering focus is concentrated on three tight-sand formations in the basin: the Wasatch, Mesaverde and Mancos formations.





         In December 2000, we entered into an agreement with ConocoPhillips that defined a 60,000-acre area of mutual interest within the Riverbend project, not all of which is currently leased by either Gasco or ConocoPhillips. This agreement was subsequently amended to reduce the area that it covers to approximately 30,000 acres. Under the terms of this agreement, ConocoPhillips paid $1,000,000 to us upon execution of the agreement, and later expended $8,000,000 in connection with the drilling and completion of three producing wells. As a result of ConocoPhillips' drilling, we earned additional acreage under certain farm-out agreements during 2001. Under the agreement ConocoPhillips also has the right to acquire an 80% interest in all of our leases and farm-out agreements within the Area of Mutual Interest by assigning to us leasehold interests in two leases within this area in which we have no ownership interest.


         During January 2002, we entered into an agreement with Halliburton Energy Services under which Halliburton has the option to earn a participation interest proportionate to their investment by funding the completions of Wasatch/Mesa Verde wells. We and Halliburton will also share technical information through the formation of a joint technical team.


         We began drilling the first well in this area during February 2002. Approximately $1,000,000 was spent on this well, which began selling gas in the beginning of July 2002. In April 2002, we drilled our second operated well in this immediate area for a total cost of approximately $1,300,000. Sales of production from this well began during the middle of August 2002. Compressor capacity limitations on a third party gathering system in this area have caused one of these wells to be shut-in and have significantly restricted the production rate of the other well. The Company is considering several options for increasing compressor capabilities, the most likely of which is to install a new and larger compressor to the system. As Gasco's production will take up all of the new compressor's capacity, it is anticipated that we will be responsible for the full cost of the new compressor. The installation and operation of the new compressor for the next six months is anticipated to range between $80,000 and $100,000. We began drilling our third operated well in this area during September 2002. The well recently reached total depth and preliminary results indicate that this well will be completed during the fourth quarter of 2002. Our share of the costs for this well is expected to be approximately $950,000. We also have a 20% working interest in five additional wells that have been drilled by ConocoPhillips in this area during late 2001 and through the third quarter of 2002. Four of these wells are currently selling gas and one has been drilled and one is awaiting completion.




          Greater Green River Basin Project. We have established an area of mutual interest with Burlington Resources covering approximately 330,000 acres in Sublette County, Wyoming within the Greater Green River Basin. As of September 30, , 2002, we have leased approximately 115,121 gross acres and 76,555 net acres in this area. The exploration agreement governing the area of mutual interest requires Burlington to drill two wells and to shoot 180 miles of high-resolution 2-D seismic data by October 30, 2002. As of September 30, 2002, Burlington has completed shooting the 180 miles of 2-D seismic and has drilled and completed both of the wells, one of which is currently selling gas. We participated in the drilling of a well in Sublette County Wyoming, which was spudded during September 2002. We have a 31.5% interest in this well, which is operated by Burlington. The well is currently being completed and our share of the total cost for this well is expected to be approximately $700,000. We also elected to participate in the drilling of another well in this area, which was spudded during the beginning of October 2002. Preliminary results indicate that this well will be completed, therefore, our share of the drilling and completion costs are expected to be approximately $900,000.




         During February 2002, the Company purchased at a Bureau of Land Management ("BLM") sale a 45% interest in 21,614 gross acres (9,726 net acres) for approximately $1,428,000. After the sale, the Company was notified by the BLM in Wyoming that several environmental groups filed a protest against the BLM offering numerous parcels of land for oil and gas leasing. All of the parcels (leases) purchased by the Company were placed in suspense pending the resolution of this protest. If the protest is deemed to have merit, the lease purchases will be rejected and the money paid for the leases will be returned to the Company. If the protest is deemed to be without merit, the leases will be released from suspense and issued to the Company. Effective July 16, 2002, the Company assigned 25% of this suspended interest to Brek resulting in the Company's net acres being reduced from 9,726 to 7,295 net acres. As of September 30, 2002, the BLM has released from suspension and issued leases covering 5,700 gross acres representing 1,924 net acres to the Company. These issued leases are reflected in the Company's total acreage position stated above. To date, 15,914 gross acres (5,371 net acres) remain in suspense and this leasehold interest is not included in the totals above. The value of the remaining suspended leases is recorded as unproved mineral interests in the accompanying financial statements.




         The Company also purchased additional leasehold interests in Sublette County, Wyoming covering approximately 18,451 gross acres (16,421 net acres) for a total purchase price of $1,500,000 on February 19, 2002. Effective July 16, 2002 the Company assigned 25% of its interest to Brek resulting in the Company's net acres being reduced from 16,421 to 12,316.




         During February 2002, we drilled a well in the Southwest Jonah field located in the Greater Green River Basin in Sublette County, Wyoming. The well was drilled to a total depth of 11,000 feet. The well encountered natural gas, however not of sufficient quantities to be deemed economic. The well was plugged and abandoned during March 2002. The net dry hole cost of the well was $541,125 and was recorded as impairment expense during the nine months ended September 30, 2002 because we believe that the total costs for this well exceed the present value, discounted at 10%, of the future net revenues from its proved oil and gas reserves.

         On May 1, 2002, we acquired an interest in 53,095 gross (47,786 net) acres, plus other assets and consideration, in the Greater Green River Basin in Wyoming, the largest single oil and gas lease acquisition in our history. This acquisition made us a 50/50 partner in the Greater Green River Basin AMI with Burlington Resources. Additionally, we estimate that this acquired acreage will provide us with numerous possible net drilling locations. In exchange for the acreage (plus other assets and consideration), we issued 9,500,000 shares of our common stock at a price of $1.95 per share to Shama Zoe Limited Partnership, a private oil and gas company. This transaction was valued at approximately $18,525,000, based on the closing price of our common stock on April 23, 2002 of $1.95 per share. The original Property Purchase Agreement governing this transaction prevented us from issuing additional shares of our common stock at prices below $1.80 per share and from granting registration rights in connection with the issuance of shares of our common stock. In connection with the August 14, 2002 issuance of 6,500,000 shares of our common stock, as described below, we amended the Property Purchase Agreement to allow for the issuance of these shares at a price of $1.00 per share and we granted Shama Zoe an option to sell to us 1,400,000 shares of our stock that it acquired in the transaction at $1.00 per share at any time prior to December 31, 2002. This transaction replaces the previously described cash option structure and eliminates a $300,000 per month option payment.

         During May 2002, we elected to participate in a 3D seismic shoot covering 100 square miles in Sublette County, Wyoming. Our share of the costs for the seismic data was $850,000.


         Southern California Project. We lease approximately 4,068 gross (3,032 net acres) in Kern and San Luis Obispo Counties of southern California as of September 30, 2002. We have no drilling or development plans for this acreage during 2002, but plan to continue paying leasehold rentals and other minimum geological expenses to preserve our acreage positions on these three oil prospects. We may consider selling these positions in the future.


Development, Exploration and Acquisition Capital Expenditures


         During the fiscal year ended December 31, 2001, we paid $7,395,867, and during the nine months ended September 30, 2002, we spent an additional $29,126,252, including the issuance of 9,500,000 shares of common stock valued at $18,525,000, in identifying and acquiring petroleum and natural gas leases and prospect rights, compared with $566,204 expended in 2000. At September 30, 2002, we owned direct interests in 215,867gross (109,993 net) acres covered by petroleum and natural gas leases.


         The following table presents information regarding our net costs incurred in the purchase of proved and unproved properties and in exploration and development activities:



                                                                                                           For the Nine
                                                     For the Year Ended December 31,                Months Ended September 30,
                                           ----------------------------------------------------      -------------------------
                                                 1999               2000              2001                   2002
                                           -----------------    -------------     -------------    -------------------------
Property acquisition costs:
   Unproved ...............................  $ 1,757,914          $ 425,797        $7,161,450            $ 22,571,874
   Proved..................................       --                  --                --                    --
Exploration costs (a)......................      113,434            297,865             --                  5,673,430
Development costs (b)......................       --                  --                --                    880,948
                                           -----------------    -------------     -------------    -------------------------
     Total costs incurred..................   $ 1,871,348          $ 723,652        $7,161,450            $ 29,126,252
                                           =================    =============     =============    =========================

(a) Includes seismic data acquisitions of $850,000 for the nine months ended
September 30, 2002.

(b)  Includes costs of completions, facilities and pipelines associated with exploratory wells.



Productive Gas Wells


         The following summarizes our productive and shut-in gas wells as of September 30, 2002. Productive wells are producing wells and wells capable of production. Shut-in wells are wells that are capable of production but are currently not producing. Gross wells are the total number of wells in which we have an interest. Net wells are the sum of our fractional interests owned in the gross wells.




                                            Productive Gas Wells
                                        Gross                   Net

       Producing gas wells                 10                   3.6
       Shut-in gas wells                    7                   7.0
                                           --                   ---
                                           17                  10.6
                                           ==                  ====





         We operate five of the producing wells and all of the shut-in wells. Four of the remaining five producing properties in the above table were drilled by ConocoPhillips within Gasco's and ConocoPhillips' Area of Mutual Interest in the Riverbend Project and are operated by ConocoPhillips and one was drilled and is operated by Burlington.


Oil and Gas Acreage


         The following table sets forth the undeveloped and developed leasehold acreage, by area, held by us as of September 30, 2002. Undeveloped acres are acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. Developed acres are acres, which are spaced or assignable to productive wells. Gross acres are the total number of acres in which we have a working interest. Net acres are the sum of our fractional interests owned in the gross acres. The table does not include acreage in which we have a contractual right to acquire or to earn through drilling projects, or any other acreage for which the Company has not yet received leasehold assignments. In certain leases, our ownership is not the same for all depths; therefore, the net acres in these leases are calculated using the greatest ownership interest at any depth. Generally this greater interest represents our ownership in the primary objective formation.



                             Undeveloped Acres Developed Acres                       Developed Acres
                             ----------------------------------              -----------------------------------
                                  Gross                 Net                      Gross                Net

     Utah                           96,118              30,145                     560                 261
     Wyoming                       115,041              76,502                      80                  53
     California                      4,068               3,032
                             --------------      --------------          --------------          ----------

         Total acres               215,227             109,679                     640                  314
                             ==============      ==============          ==============         ============




         During February 2002, the Company purchased at a Bureau of Land Management ("BLM") sale a 45% interest in 21,614 gross acres (9,726 net acres) for approximately $1,428,000. After the sale, the Company was notified by the BLM in Wyoming that several environmental groups filed a protest against the BLM offering numerous parcels of land for oil and gas leasing. All of the parcels (leases) purchased by the Company were placed in suspense pending the resolution of this protest. If the protest is deemed to have merit, the lease purchases will be rejected and the money paid for the leases will be returned to the Company. If the protest is deemed to be without merit, the leases will be released from suspense and issued to the Company. Effective July 16, 2002, the Company assigned 25% of this suspended interest to Brek resulting in the Company's net acres being reduced from 9,726 to 7,295 net acres. As of September 30, 2002, the BLM has released from suspension and issued leases covering 5,700 gross acres representing 1,924 net acres to the Company. These issued leases are reflected in the Company's total acreage position stated above. To date, 15,914 gross acres (5,371 net acres) remain in suspense and this leasehold interest is not included in the totals above. The value of the remaining suspended leases is recorded as unproved mineral interests in the accompanying financial statements.



         The Company also purchased additional leasehold interests in Sublette County, Wyoming covering approximately 18,451 gross acres (16,421 net acres) for a total purchase price of $1,500,000 on February 19, 2002. Effective July 16, 2002 the Company assigned 25% of its interest to Brek resulting in the Company's net acres being reduced from 16,421 to 12,316.




         As of September 30, 2002, the Company has purchased or earned 9,637 gross (1,750 net) acres in the Uinta basin in Utah and in Sublette County, Wyoming but has not yet received leasehold assignments. The Company also has the contractual right to earn 42,594 gross (21,849 net) acres within the Uinta basin and 3,682 gross (932 net) acres in Sublette County through future drilling projects that must be completed at various dates through the end of May 2006. All of this acreage is excluded from the table above.




         As of September 30, 2002, approximately 79% of the acreage that we hold is located on federal lands and approximately 19% of the acreage is located on state lands. It has been our experience that the permitting process related to the development of acreage on federal lands is more time consuming and expensive than the permitting process related to acreage on state lands. We have generally been able to obtain state permits within 30 days, while obtaining federal permits has taken several months or longer. Accordingly, if the development of our acreage located on federal lands is delayed significantly by the permitting process, we may have to operate at a loss for an extended period of time.


Drilling Activity


         The following table sets forth our drilling activity during the year ended December 31, 2001 and for the nine months ended September 30, 2002. We had no drilling activity during the years ended December 31, 2000 and 1999.



                                                      Year Ended                Nine Months Ended
                                                  December 31, 2001            September 30, 2002
                                               -------------------------    --------------------------
                                                Gross            Net         Gross          Net
       Exploratory Wells:
         Productive                                4             1.6           6             2.6
         Dry                                       2             2.0           1             1.0
                                               ----------     ----------    ---------    -------------
           Total wells                             6             3.6           7             3.6
                                               ==========     ==========    =========    =============


Competitive Business Conditions, Competitive Position in the Industry and Methods of Competition

         Our natural gas and petroleum exploration activities take place in a highly competitive and speculative business atmosphere. In seeking suitable natural gas and petroleum properties for acquisition, we compete with a number of other companies operating in our areas of interest, including large oil and gas companies and other independent operators with greater financial resources. Management does not believe that our competitive position in the petroleum and natural gas industry will be significant.

         Management anticipates a tight market for obtaining drilling rigs and services and for the manpower to run them. The current high level of drilling activity in our areas of exploration may have a significant adverse impact on the timing and profitability of our operations. In addition, we will be required to obtain drilling permits for our wells, and there is no assurance that such permits will be available timely or at all.

         The prices of our products are controlled by domestic and world markets. However, competition in the petroleum and natural gas exploration industry also exists in the form of competition to acquire the most promising acreage blocks and to obtain the most favorable prices for transporting the product. We, and ventures in which we participate, are relatively small compared to other petroleum and natural gas exploration companies and may have difficulty acquiring additional acreage and/or projects, and may have difficulty arranging for the transportation of product, in the event we, or a venture in which we participate, are successful in our exploration efforts.

Principal Products or Services and Markets

         We conduct exploration activities to locate natural gas and crude petroleum. The principal markets for these commodities are natural gas transmission pipeline companies, utilities, refining companies and private industry end-users.

Governmental Regulations and Environmental Laws

         We, and any venture in which we participate, are required to obtain local government and other permits for drilling oil or gas wells.

         Exploration and production activities relating to oil and gas leases are subject to numerous environmental laws, rules and regulations. The Federal Clean Water Act requires us to construct a fresh water containment barrier between the surface of each drilling site and the underlying water table.

         Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect our operations and costs as they affect oil and gas exploration, development and production operations. Environmental laws and regulations have changed substantially and rapidly over the last 30 years, and we anticipate continuing changes. Laws and regulations protecting the environment have generally become more stringent in recent years and may, in certain circumstances, impose "strict liability," rendering a corporation liable for environmental damages without regard to negligence or fault on the part of such corporation. Such laws and regulations may expose us to liability for the conduct of operations or conditions caused by others or for acts of ours which were in compliance with all applicable laws at the time such acts were performed. Increasingly, strict environmental restrictions and limitations have resulted in increased operating costs for us and other businesses throughout the United States, and it is possible that the costs of compliance with environmental laws and regulations may continue to increase. The modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on our operations. In addition, our existing and proposed operations could result in liability for fires, blowouts, oil spills, discharge of hazardous materials into surface and subsurface aquifers and other environmental damage, any one of which could result in personal injury, loss of life, property damage or destruction or suspension of operations.

         The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, requires payments for cleanup of certain abandoned waste disposal sites, even though such waste disposal activities were undertaken in compliance with regulations applicable at the time of disposal. Under the Superfund law, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has responsibility pursuant to the legislation, if payments cannot be obtained from other responsible parties. Other legislation mandates cleanup of certain wastes at facilities that are currently being operated. States also have regulatory programs that can mandate waste cleanup. CERCLA authorizes the Environmental Protection Agency and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. The scope of financial liability under these laws involves inherent uncertainties.

         We do not anticipate that we will be required in the near future to expend material amounts because of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, we are unable to predict the ultimate future cost of compliance.

         We believe we are presently in compliance with all applicable federal, state or local environmental laws, rules or regulations; however, continued compliance (or failure to comply) and future legislation may have an adverse impact on our present and contemplated business operations. No assurance can be given as to what effect these present and future laws, rules and regulations will have on our current and future operations.

Number of Total Employees and Number of Full-Time Employees


         As of September 30, 2002, we have nine full-time employees. Our officers and directors are involved with other companies, some of which now have, or may in the future have, a business plan involving the oil and gas business. As a result, potential conflicts of interest may arise. If one of our officers or directors is presented with business opportunities under circumstances where there may be a doubt as to whether the opportunity should belong to us or another company with which he is affiliated, that officer or director is under legal duty to disclose the opportunity to all such companies simultaneously. Accordingly, that officer or director may not participate in the decision of any such company to pursue or attempt to pursue any such opportunity.

Office Space

         We lease approximately 3,255 square feet of office space in Englewood, Colorado for approximately $46,000 per year under two leases, both of which terminate on August 30, 2004. Our management believes that this space will be adequate for our operations during the next year.

Legal Proceedings

         From time to time, we may be a party to various legal proceedings in the ordinary course of operations. We currently are not a party to any material litigation.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth the names, ages and positions of our executive officers and directors.


                                                                                                 Age as
                                                                                                   of
      Name                                      Principal Occupation and Directorships          9/30/02


 Marc Bruner.....................Director of Gasco since 2001; Chairman of the Board of            53
                                 Directors and Strategic Consultant for the Company
 Mark A. Erickson................Director of Gasco since 2001; Chief Executive Officer and         42
                                 President
 Michael K. Decker...............Director of Gasco since 2001; Executive Vice President and        48
                                 Chief Operating Officer
 W. King Grant...................Director of Gasco since 2001; Chief Financial Officer             38
 Carmen Lotito...................Director of Gasco since 2001; Vice President, Chief Financial     58
                                 Officer and Director of Coriko Corporation; Member of Equistar
                                 Capital LLC
 Carl Stadelhofer................Director of Gasco since 2001; Partner of the law firm of          48
                                 Rinderknecht Klein & Stadelhofer
 Howard O. Sharpe................Vice President and Secretary                                      58
 Charles B. Crowell..............Director of Gasco since 2002                                      59


     Our Board of Directors has seven members who are elected annually. Prior to the consummation of our transaction with Brek Energy Corporation, Gregory Pek, the president of Brek, was one of our directors and a member of our executive committee. Upon the closing of the transaction, Mr. Pek resigned from both positions. The following sets forth certain biographical information concerning each of the Company's directors and executive officers.

     Marc Bruner. Mr. Bruner has served as the Chairman of the Board of Directors of Gasco and as a member of Gasco's Executive Committee since February 2001. From January 1996 to January 1999, Mr. Bruner was founding Chairman of the Board of Ultra Petroleum, a Toronto Stock Exchange and American Stock Exchange listed natural gas company. Ultra's business is focused on tight sand development in the Green River Basin of Wyoming. In late 1997, Mr. Bruner co-founded Pennaco Energy, Inc., a coal bed methane company. In 1996, Mr. Bruner co-founded RIS Resources International, a natural gas company, and served as a Director until late 1997.

     Mark A. Erickson. Mr. Erickson has served as a Director, Chief Executive Officer and President of Gasco since February 2001. Mr. Erickson served as President of Pannonian Energy Inc. from mid-1999 until our merger with Pannonian Energy in February 2001. In late 1997, Mr. Erickson co-founded Pennaco Energy, Inc., an AMEX listed oil and gas company with properties in the Powder River basin of Wyoming. He served as an officer and Director of Pennaco from its inception until mid-1999. Mr. Erickson served as President of RIS Resources
(USA), a natural gas company from late 1997 to the end of 1998. Mr. Erickson is a Registered Petroleum Engineer with 18 years of experience in business development, finance, strategic planning, marketing, project management and petroleum engineering. He holds a MS in Mineral Economics from the Colorado School of Mines.

     Michael K. Decker. Mr. Decker has served as Director, Executive Vice President and Chief Operating Officer of Gasco since July 2001. From August 1999 until July 2001, Mr. Decker founded and served as the President of Black Diamond Energy, LLC. From 1990 to August 1999 Mr. Decker served as the Vice President of Exploitation of Prima Energy Corporation, a Nasdaq traded oil and gas company. Prima was recognized by the Denver Business Journal as the "top performing Colorado based company of the 1990's," with a market return of 1857%. From 1988 to 1990, Mr. Decker was employed by Bonneville Fuels Corporation as a Senior Geologist. From 1977 to 1988, Mr. Decker was employed by Tenneco Exploration and Production Company as a Senior Project Geological Engineer. Mr. Decker has twenty-five years of oil and gas prospecting, development, operations and mergers and acquisitions experience. He holds a BS degree in Geological
Engineering from the Colorado School of Mines and is the Chairman of the Potential Gas Committee, an independent natural gas resource assessment organization.

     W. King Grant. Mr. Grant has served as Director and Chief Financial Officer of Gasco since July 2001. From November 1999 to May 2001, Mr. Grant served as Executive Vice President and Chief Financial Officer for KEH.com, a catalog/internet retailer of new and used camera equipment. From February 1997 to March 1999, Mr. Grant was a Senior Vice President in the Natural Resources Group of ING Baring, LLC where he was responsible for providing financing and advisory services to mid-cap and smaller energy companies. For the previous eleven years, Mr. Grant held several positions at Chase Manhattan Bank and its affiliates, most recently as a Vice President in the Oil & Gas group. Mr. Grant holds a BSE in Chemical Engineering from Princeton University and an MBA from the Wharton School at the University of Pennsylvania.



     Carmen (Tony) Lotito. Mr. Lotito has served as the Chief Financial Officer, Treasurer and a Director of Dolphin Energy Corporation since September 2002. Mr. Lotito has served as a Director of Gasco and as the Chairman of Gasco's Audit and Compensation Committee since April 2001. Mr. Lotito has served as Vice
President, Chief Financial Officer and a Director of Coriko Corporation, a private business development company from November 2000 to May 2002. Mr. Lotito has been a member of Equistar Capital LLC, an investment banking firm since December 1999. From March 2000 to the present, Mr. Lotito serves as a Director for Impact Web Development. Prior to joining Coriko from Utah Clay Technology, Inc., Mr. Lotito was self employed as a financial consultant. In 1988, Mr. Lotito joined ConAgra, Inc., in San Antonio, Texas as a brand manager. In 1966, Mr. Lotito joined the firm of Pannell, Kerr Forester & Co. as a senior accountant in management and audit services for the company's Los Angeles and San Diego, California offices. Mr. Lotito holds a BS degree in Accounting from the University of Southern California.


     Carl Stadelhofer. Mr. Stadelhofer has served as a Director since February 2001 and a member of the Audit Committee and the Compensation Committee of Gasco since April 2001. Mr. Stadelhofer is a partner with the law firm of Rinderknecht Klein & Stadelhofer in Zurich, Switzerland, where he has practiced law for over twenty years. He was admitted to the practice of law in Switzerland in 1982. He took his law degree in 1979 in Switzerland and studied law in the United States at Harvard Law School and at Georgetown University Law School. His practice specializes in banking and financing, mergers and acquisitions, investment funds and international securities transactions.

     Howard O. Sharpe. Mr. Sharpe has served as Vice President and Secretary of Gasco since February 2001. From January 1993 to February 2001, he served as Executive Vice President of Alpine Gas Company in Denver, Colorado, where he gained hands-on experience in the development of tight natural gas sands, basin-centered natural gas exploration and production in Wyoming. Mr. Sharpe has significant management experience in oil and gas development in the United

States. Mr. Sharpe served as a fighter pilot in the U.S. Air Force, retiring as a full Colonel. Mr. Sharpe holds a MBA from Central Michigan University.

     Charles B. Crowell. Mr. Crowell has served as a director and a member of the audit and compensation committees of Gasco since July 2002. Since 1993, Mr. Crowell has been a practicing attorney and a consultant to oil and gas companies, and was a senior member of Crowell & Bishop, PLLC, Attorneys from November 1995 through June 1998. From September, 1996 until June 2000, Mr. Crowell held the position of Manager at Enigma Engineering Company, LLC. Mr. Crowell also worked at Triton Energy Corporation where he held the positions of Executive Vice President, Administration from November 1991 to May 1993, Senior Vice President and General Counsel from August 1989 to October 1991 and Vice President and General Counsel from November 1981 to July 1989. From June 1999 to February 2001, Mr. Crowell served as a director of Comanche Energy, Inc. He has also held public directorships at Arakis Energy Corporation from June 1997 to October 1998, at Aero Services International, Inc. from December, 1989 to May 1993 (where he was Chairman of the Board from August 1990 to December 1992) and at Triton Europe, plc. from October 1989 to May 1993. Mr. Crowell holds a BA degree from John Hopkins and a JD from University of Arkansas. He was admitted to the practice of law in Texas in 1974.

Committees of the Board of Directors

     The Board of Directors of Gasco has formed an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee currently consists of Messrs. Bruner and Erickson. The Audit Committee currently consists of Messrs. Lotito, Stadelhofer and Crowell. The Compensation Committee currently consists of Messrs. Lotito, Stadelhofer and Crowell.

Compensation Committee Interlocks and Insider Participation

         During 2001, the Compensation Committee of the Board was comprised of two directors, Mr. Lotito and Mr. Stadelhofer. Neither of these directors is or was an officer of Gasco or any of its subsidiaries at any time now or in the past. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Compensation of Directors

         During 2001, each of our directors who was not a full-time employee was paid a monthly director's fee of $2,500. In addition, each director was reimbursed for reasonable travel expenses incurred in connection with such director's attendance at Board of Directors and Committee meetings. For 2002, each of our directors who is not a full-time employee will receive a monthly director's fee of $2,500.

Executive Compensation

         The following table sets forth the compensation paid to our President and Chief Executive Officer and each of our most highly compensated executive officers for services rendered during the years ended December 31, 2001 and 2000. The compensation for our other officers are not included as their salary and bonus for the fiscal year 2001 did not exceed $100,000.

                                                                                 Long Term
                                                  Annual Compensation          Compensation

                                                                                Securities
                                                                                Underlying
                                                                                 Options/           All Other
Name & Principal Position           Year       Salary           Bonus            SARs (#)        Compensation (1)
-------------------------           ----       ------           -----            ---------       ------------

Mark A. Erickson (2)                2001        $220,000                          2,160,000        $1,080
President                           2000                       $125,000 (2)
Chief Executive Officer

W. King Grant                       2001        $155,780                             437,000        $2,220
Executive Vice President
Chief Financial Officer

----------------------

(1) Amount represents the employer contribution to the 401(k) plan of the individual.

(2) Includes amounts paid to the individual by Pannonian Energy Inc. prior to the merger of Pannonian into a subsidiary of Gasco.

         The following table sets forth information with respect to all stock options granted during the year ended December 31, 2001 to the named Executive Officers.


                                                Option/SAR Grants in Last Fiscal Year
                                                                                         Potential Realized Value
                                                                                        at Assumed Annual Rates of
                                                                                         Stock Price Appreciation      Grant Date
                                                 Individual Grants                          for Option Term (1)           Value
                                                 --------------------                          ------------            ---------
                           Number of         % of Total
                           Securities       Options/SARs     Exercise
                           Underlying        Granted to      or Base                                                    Grant Date
                          Options/SARs      Employees in       Price     Expiration          5%             10%           Present
         Name               Granted       Fiscal Year        ($/Share)   Date            Share Price   Share Price       Value(2)
         ----               --------      -----------        ---------   ----            -----------   -----------       -----

Mark A. Erickson               1,000,000         28            1.00         1/2/11           $630,000      $1,590,000      $ 269,094
                                 910,000         25            2.00        12/31/11         1,146,000       2,902,900

                                 250,000         7             3.00         8/8/11-           533,750       1,395,000
                                                                          2/8/13 (3)

W. King Grant                    200,000         6             3.00      6/22/06-6/22/07(4)   175,500        390,000
                                 137,000         4             2.00        12/31/11           172,620        437,030
                                 100,000         3             3.15      9/22/07-6/22/08(5)   107,500        257,500

(1) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the common stock appreciates in value at 5% and 10% annualized rates from the date of grant to the expiration date of the option. No gain to an executive officer is possible without an appreciation in common stock value, which will benefit all holders of common stock. The actual value an executive officer may receive depends on market prices for the common stock, and there can be no assurance that the amounts reflected will actually be realized.

(2) As of the date of grant, the exercise price for these options was below the fair market value of our Common Stock. The fair market value of the options as of the date of grant was determined using the Black-Scholes pricing model. The assumptions used in this calculation were as follows:

                  Expected dividend yield                     --
                  Expected price volatility                   50%
                  Risk-free interest rate                     5.5%
                  Expected life of options                    10 years

(3) Mr. Erickson's options expire at the rate of 62,500 options each six months during the period from August 8, 2011 until February 8, 2013.

(4) One hundred thousand of Mr. Grant's options expire on June 22, 2006 and the remaining 100,000 options expire at the rate of 25,000 options each quarter during the period from September 22, 2006 until June 22, 2007.

                                       33


(5) Mr. Grant's options expire at the rate of 62,500 options each quarter during the period from September 22, 2007 until June 22, 2008.



         No options were exercised by executive officers during 2001. The following table sets forth the value of options held by the executive officers at December 31, 2001.


                 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values


                                 Number of Securities Underlying           Value of Unexercised
                                   Unexercised Options/SARs at         In-the-Money Options/SARs at
                                            FY-End (#)                          FY-End ($)
Name                                Exercisable/Unexercisable          Exercisable/Unexercisable (1)
----                                --------------------------         ----------------------------

Mark A. Erickson                         1,972,500/187,500                        750,000/0

W. King Grant                              287,000/150,000                            0/0



(1) The value of in-the-money options is equal to the fair market value of a share of Common Stock on December 31, 2001 of $1.75, less the exercise price.


Employment Agreements

         Michael K. Decker. Mr. Decker's 2001 compensation was determined under the terms of an employment agreement, effective July 1, 2001, between Gasco and Mr. Decker that expires on June 30, 2004. Mr. Decker serves as Chief Operating Officer and Executive Vice President of Gasco. Mr. Decker's employment agreement entitles him to an annual salary of $200,000, subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.75% of Gasco's cash flow from undrilled properties of the Company. The employment agreement provides for the award to Mr. Decker of options to purchase 300,000 shares of common stock of the Company pursuant to the terms of the Company's Stock and Option and Incentive Award Plan at an exercise price of $3.15 per share. Options to purchase 100,000 shares vested upon the execution of the agreement and the remaining options vest in equal amounts over the following eight fiscal quarters. The employment agreement also contains non-compete provisions in the event of Mr. Decker's termination of employment.

         Mr. Decker's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated for any other reason other than his voluntary resignation, death, disability or discharge for cause. In the event that Mr. Decker's employment is terminated by the Company without cause or due to certain change of control events, Mr. Decker is entitled to receive an amount equal to three times the value of his annual salary, bonus, royalty trust payments and benefits, if terminated prior to the first anniversary of employment, or an amount equal to five times the value of his annual salary, bonus, royalty trust payments and benefits, if terminated after the first anniversary of employment.

         Mark A. Erickson. Mr. Erickson's 2001 compensation was determined under the terms of an employment agreement, effective February 1, 2001, between Gasco and Mr. Erickson that expires on January 31, 2006. Mr. Erickson serves as Chief Executive Officer and President of Gasco. Mr. Erickson's employment agreement entitles him to an annual salary of $240,000, subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.875% of Gasco's cash flow from undrilled properties of the Company. The employment agreement provides for the award to Mr. Erickson of options to purchase 1,000,000 shares of common stock of the Company pursuant to the terms of the Company's Stock and Option and Incentive Award Plan at an exercise price of

$1.00 per share and options to purchase 250,000 shares of common stock of the Company pursuant to such plan at an exercise price of $2.50 per share. Options to purchase 1,000,000 shares have vested and the remaining options vest in equal amounts over the eight fiscal quarters following the effective date of the agreement. The employment agreement also contains non-compete provisions in the event of Mr. Erickson's termination of employment.

         Mr. Erickson's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated for any other reason other than his voluntary resignation, death, disability or discharge for cause. In the event that Mr. Erickson's employment is terminated by the Company without cause or due to certain change of control events, Mr. Erickson is entitled to receive a cash payment of $1,000,000, if terminated prior to the first anniversary of employment, or a cash payment of $2,500,000, if terminated after the first anniversary of employment.

         W. King Grant. Mr. Grant's 2001 compensation was determined under the terms of an employment agreement, effective June 1, 2001, between Gasco and Mr. Grant that expires on May 31, 2004. Mr. Grant serves as Chief Financial Officer and Executive Vice President of Gasco. Mr. Grant's employment agreement entitles him to an annual salary of $120,000, subject to increase at the discretion of the Board of Directors, and an annual bonus equal to 0.5% of Gasco's cash flow from undrilled properties of the Company. The employment agreement provides for the award to Mr. Grant of options to purchase 200,000 shares of common stock of the Company pursuant to the terms of the Company's Stock and Option and Incentive Award Plan at an exercise price of $3.00 per share and options to purchase 100,000 shares of common stock of the Company pursuant to such plan at an exercise price of $3.15. Options to purchase 100,000 shares at an exercise price of $3.00 per share vested upon the execution of the agreement and the remaining options vest in equal amounts over the following eight fiscal quarters. The employment agreement also contains non-compete provisions in the event of Mr. Grant's termination of employment.

         Mr. Grant's employment agreement also includes provisions governing the payment of severance benefits if his employment is terminated for any other reason other than his voluntary resignation, death, disability or discharge for cause. In the event that Mr. Grant's employment is terminated by the Company without cause or due to certain change of control events, Mr. Grant is entitled to receive an amount equal to the greater of one year of annual salary and his annual salary for the period from the termination of the agreement through the remaining term of the agreement.

Anti-Dilution Provisions of Employment Agreements and Consulting Agreement

         Each of the above Employment Agreements for Messrs. Decker, Erickson and Grant and the Strategic Consulting Agreement for Mr. Bruner described under "Related Party Transactions" contains the following described anti-dilution provision. Upon the completion of any subsequent transaction involving the issuance of our common stock, or the issuance of any security which is convertible, by its terms into shares of our common stock, we are required to grant the person additional options to purchase shares of our common stock at the same per share price as that involved in the financing. The number of options granted to the person shall be sufficient to maintain his ownership interest in Gasco (the ratio of (a) the sum of the number of his unexercised options (both vested and unvested) plus the number of shares owned by him as result of exercising options to (b) the total number of outstanding shares of our common stock plus the number of shares represented by all unexercised options) at the level that existed immediately prior to such financing.

Report of the Compensation Committee of the Company

         The Compensation Committee of the Board of Directors is responsible for setting and administering the policies that govern the annual compensation and the long-term compensation for our executive officers. The committee is currently composed of Mr. Lotito, Mr. Crowell and Mr. Stadelhofer, neither of whom is employed by us or any of our subsidiaries. The committee makes all decisions concerning the compensation of executive officers who receive annual compensation in excess of $100,000 and determines the total amount of bonuses, if any, to be paid and grants all awards of stock options. The committee's compensation practices are designed to attract, motivate and retain key personnel by recognizing individual contributions as well as the overall performance of our business.

         The current executive compensation consists of base salary, potential cash bonus awards and long-term incentive opportunities in the form of stock options. Although the committee has not adopted a formal compensation plan, executive compensation is reviewed by the committee and is set for individual executive officers based on subjective evaluations of each individual's performance, our business' performance and a comparison to salary ranges for similar positions in other companies within the oil and gas industry. The goal of the committee is to ensure that we retain qualified executives and whose financial interests are aligned with those of the stockholders.

         Base Salaries: The base salary for each executive officer is determined based on the individual's performance, industry experience and the compensation levels of industry competitors. The Committee reviews various surveys and publicly filed documents to determine comparable salary levels within the industry.

         Potential Cash Bonus Awards: The committee does not currently have a formal cash bonus plan. Cash bonuses may be awarded from time to time for exceptional effort and performance. The committee considers the achievements of Gasco to determine the level of the cash bonus, if any, to be awarded. The committee focuses on our earnings, the return on stockholders' equity, the growth in proved oil and gas reserves and the successful completion of specific projects to determine the level of bonus awards, if any.

         Stock Options: The committee utilizes stock option awards as a method of aligning the executives' interests with those of the stockholders by giving the key employees a direct stake in the performance of Gasco. The committee uses the same criteria described above to determine the level of stock option awards. During 2001, 3,011,000 common stock options were granted to our executive officers.

         Compensation of the Chief Executive Officer: During the year ended December 31, 2001, Mark Erickson, President and Chief Executive Officer received total compensation of $221,080 which is comprised of an annual salary of $220,000, which Mr. Erickson is entitled to under his employment agreement, and deferred compensation pursuant to our 401(k) plan of $1,080. Additionally, 2,160,000 common stock options were granted to Mr. Erickson during 2001. The committee considered the factors described above to determine that the compensation paid and the stock options awarded to Mr.Erickson during 2001 were appropriate.

     The foregoing report is made by the Compensation Committee of our Board of Directors. The members of the committee during 2001 were Mr. Lotito and Mr. Stadelhofer.

Performance Chart

         The following graph shows the changes in the value of $100, over the period of January, 2001, when our common stock began trading, until December 31, 2001, invested in: (1) Gasco Energy, Inc.; (2) the NASDAQ Market Index; and (3) a peer group consisting of all the publicly-held companies within SIC code 1311, Crude Petroleum and Natural Gas, consisting of approximately 190 companies. The year-end value of each investment is based on share price appreciation and assumes that $100 was invested on January 1, 2000 and that all dividends were reinvested. Calculations exclude trading commissions and taxes. The comparison of past performance in the graph is required by the SEC and is not intended to forecast or be indicative of possible future performance of our common stock.

                                              As of January 1,
                                      ----------------------------
                                             2001            2002
                                             ----            ----
       Gasco Energy, Inc.                  $100.00         $50.00
       Peer Group Index                     100.00          91.75
       NASDAQ Market Index                  100.00          80.00

                           RELATED PARTY TRANSACTIONS

         Marc A. Bruner Strategic Consulting Agreement. We have entered into a Strategic Consulting Agreement with Mr. Bruner, effective February 1, 2001, that expires on January 31, 2006. The agreement entitles Mr. Bruner to an annual fee of $240,000, subject to increase at the discretion of the Board of Directors, and an annual bonus payment equal to 0.875% of our cash flow from undrilled properties. The agreement provides for the award to Mr. Bruner of options to purchase 200,000 shares of common stock pursuant to the terms of our Stock and Option and Incentive Award Plan at an exercise price of $2.50 per share. Options to purchase 50,000 shares vested upon the execution of the agreement and the remaining options vest in equal amounts over the following eight fiscal quarters. The employment agreement also contains non-compete provisions in the event of the termination of the agreement.

         Mr. Bruner's agreement also provides for certain payments in the event that the agreement is terminated for any reason other than his voluntary termination, death, disability or termination for cause. In the event that Mr. Bruner's agreement is terminated by us without cause or due to certain change of control events, Mr. Bruner is entitled to receive a cash payment of $1,000,000, if terminated prior to the first anniversary of the effective date, or a cash payment of $2,500,000, if terminated after the first anniversary of the effective date.

Other Transactions

         We paid Mr. Lotito consulting fees of $52,000 and $50,000 during the years ended December 31, 2001 and 2000, respectively. During 2001, we paid $240,000 in consulting fees to a company owned by Mr. Bruner. The fees paid to Mr. Bruner's company are committed through January 31, 2006, under the consulting agreement described above.

         Mr. Decker earned a $28,000 fee and 12,500 shares of our common stock for consulting services provided in connection with a property acquisition in 2001. Mr. Decker was also paid $22,879 in other consulting fees prior to his appointment as an officer.



         During the first nine months of 2002, Gasco paid $110,266 in consulting fees to an unrelated third party. The obligation to pay these fees was a joint and several liability of Gasco and a company of which two of Gasco's directors have a combined 66.67% ownership.


         We have conveyed to employees and founding directors of Pannonian Energy Inc overriding royalty interests in certain of our properties. These overriding royalty interests range from a minimum of one half of one percent of 8/8ths (.5%) of production in the aggregate with respect to any lease that has a net revenue interest (NRI) of 80% or less to a maximum of 2.5 % of 8/8ths of production in the aggregate with respect to any lease with a NRI greater than 80%, as approved by the Board of Directors of Pannonian Energy Inc.

Recent Developments


         We intend to pay a bonus to Howard O. Sharpe in connection with Mr. Sharpe's contributions in securing the Company's agreement with Shama Zoe Limited Partnership, dated April 24, 2002, to acquire interests in oil and gas properties in Wyoming in exchange for 9,500,000 shares of our common stock. In July 2002, our Board of Directors authorized the payment to Mr. Sharpe of $300,000 in cash and the issuance of options to purchase 250,000 shares of our common stock at an exercise price of $1.95 per share, which is equal to the fair market value of our common stock on April 23, 2002. As of September 30, 2002, we have paid Mr. Sharpe $30,000 of this bonus and intend to pay the remaining balance within the next twelve months.


         Our management believes that the above transactions and services were provided in the normal course of business with terms that could be obtained from non-related sources.

         Prior to the consummation of our transaction with Brek Energy Corporation, Gregory Pek, the president of Brek, was one of our directors and a member of our executive committee. Upon the closing of the transaction, Mr. Pek resigned from both positions.

                             PRINCIPAL STOCKHOLDERS


         The following table shows information with respect to the beneficial ownership of our common stock as of October 31, 2002 by: any individual, partnership or corporation that is known to the Company, solely by reason of its examination of Schedule 13D and 13G filings made with the SEC, to be the beneficial owner of more than 5% of each class of shares issued and outstanding and each executive officer, director and all executives, officers and directors as a group. As of October 31, we had 41,688,800 shares of common stock issued and outstanding. If a person or entity listed in the following table is the beneficial owner of less than one percent of our common stock outstanding, this fact is indicated by an asterisk in the table. Unless otherwise noted, each person listed has sole voting and dispositive power over the shares indicated, and the address of each stockholder is the same as our address. The number of shares beneficially owned by a person includes shares that are subject to stock options or warrants that are exercisable within 60 days of October 31, 2002. These shares are also deemed outstanding for the purpose of computing their percentage ownership. These shares are not outstanding for the purpose of computing the percentage ownership of any other person.



                                                          Shares              Percentage
                Name of Beneficial Owner           Beneficially Owned     Beneficially Owned

   5% or Greater Holders

   Shama Zoe Limited Partnership                         9,500,000               22.8%
   7128 South Poplar Lane
   Englewood, Colorado 80112

   Richard C. McKenzie(1)                                5,216,000               12.5%
   114 John Street
   Greenwich, Connecticut 06831

   Wellington Management Company, LLP(2)                 3,000,000                7.2%
   75 State Street
   Boston, Massachusetts 02109

   Directors and Executive Officers

   Marc Bruner  (3) (4)                                  5,160,334               11.8%

   Mark A. Erickson (3) (5)                              4,174,608                9.5%

   Michael K. Decker (3)                                  376,000                  *

   W. King Grant (3)                                      517,000                 1.2%

   Carmen (Tony) Lotito (3)                               489,500                 1.2%

   Carl Stadelhofer (3)                                   50,000                   *

   Howard O. Sharpe (3)                                   361,640                  *

   Charles B. Crowell                                       --                    --

                                       40

   All Directors and Executive Officers as a            11,129,082               23.8%
   Group (7 persons) (3) (4) (5)
---------------

     (1) The common stock held by Mr. McKenzie includes 599,600 shares held by him and his wife as co-trustees, 15,000 shares held by his wife and 10,000 shares held by a foundation.

     (2) Wellington Management Company, LLP acts as advisor to and has the power to vote shares owned by J. Caird Partners, L.P., which owns
          1,800,000 shares of our common stock, and J. Caird Investors (Bermuda)
          L.P.,  which owns  1,200,000  shares of our common  stock.  Wellington
          Management is considered a beneficial owner of the shares set forth in the table solely by reason of its voting power.

     (3)  The  following  number of shares of  common  stock  issuable  upon the exercise of options that are exercisable within 60 days of October 31,
          2002 are included in the amounts shown: Mr. Bruner,  2,112,500 shares;
          Mr. Erickson, 2,097,500 shares; Mr. Decker, 339,000 shares; Mr. Grant,
          287,000 shares;  Mr. Lotito,  37,500 shares; Mr.  Stadelhofer,  50,000 shares;  and Mr. Sharpe,  187,500 shares. Mr. Lotito shares voting and investment  power with respect to 250,000 of the common  shares listed as held by him  with  Equistar  Capital,  a  company  in which he is a member.

     (4) The common stock held by Mr. Bruner includes 8,707 shares of common stock that is held by Resource Venture Management, which is a company owned by Mr. Bruner.

     (5) The common stock held by Mr. Erickson includes 56,084 shares of common stock owned by his wife as custodian for their children.



                              SELLING STOCKHOLDERS


         No stockholder may offer or sell shares of our common stock under this prospectus unless such stockholder has notified us of his or her intention to sell shares of our common stock and this prospectus has been declared effective by the SEC, and remains effective at the time such selling stockholder offers or sells such shares. We are required to amend this prospectus to reflect material developments in our business, financial position and results of operations. Each time we file an amendment to this prospectus with the SEC, it must first be declared effective prior to the offer or sale of shares of our common stock by the selling stockholders. The common stock covered by this prospectus is to be offered for the account of the following selling stockholders:



                                                                                               Number and % of
                                                                    Number of Shares        Outstanding Shares of Common
                                            Number of Shares of     of Common STock             Stock Owned After
                                            Common Stock Owned      Offered Hereunder        Completion of Offering
Name of Selling Stockholder

Shama Zoe Limited Partnership                    9,500,000              9,500,000                     -0-
Richard C. McKenzie, Jr.                         5,216,000              1,000,000              4,216,000 (10.1%)
Gryphon Master Fund, L.P.                        1,000,000              1,000,000                     -0-
Big Cat Energy Partners, L.P.                     500,000                500,000                      -0-
Renaissance U.S. Growth Investment Trust,
PLC                                               250,000                250,000                      -0-
HSBC Global Custody Nominee (U.K.) Limited        500,000                500,000                      -0-
J. Caird Partners, L.P.                          1,800,000              1,800,000                     -0-
J. Caird Investors (Bermuda) L.P.                1,200,000              1,200,000                     -0-
Renaissance Capital Growth and Income
Fund III, Inc.                                    250,000                250,000                      -0-



                          DESCRIPTION OF CAPITAL STOCK


         Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, 1,000 shares of which are designated as Series A Preferred Stock. As of November 13, 2002, we had 41,688,800 shares of common stock and no shares of preferred stock issued and outstanding.


Common Stock

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock. Subject to the rights and preferences of any preferred stock that are outstanding or that we may issue in the future, the holders of common stock are entitled to receive:

     o    dividends as may be declared by our board of directors; and

     o pro rata, based on the number of shares held, all of our assets available for distribution to our common stockholders in liquidation.

There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Subject to the provisions of our articles of incorporation and legal limitations, our board of directors has the authority, without further vote or action by the stockholders:

     o to issue up to 5,000,000 shares of preferred stock in one or more series; and

     o to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of the common stock.

There are no shares of preferred stock outstanding as of the date of this offering, and we have no present plans to issue any shares of preferred stock.

The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our common stock. For example, preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. The issuance of shares of preferred stock may discourage third-party bids for our common stock or may otherwise adversely affect the market price of the common stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise or to make changes in our management.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws

         Our articles of incorporation and bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our common stock.

     Written Consent of Stockholders

     Our bylaws provide that any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by the written consent of 100% of the outstanding voting power.

     Special Meetings of Stockholders

     Subject to the rights of the holders of any series of preferred stock, our by-laws provide that special meetings of the stockholders may only be called by the Chairman of the board of directors by the resolution of a majority of our board of directors, by our President or by one of our Vice Presidents.

     Advance Notice Procedure for Director Nominations and Stockholder Proposals

     Our bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder's intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

o for an election to be held at the annual meeting of stockholders, not later than 120 calendar days prior to the anniversary date of the immediately preceding annual meeting of stockholders; and

o for an election to be held at a special meeting of stockholders, not later than the later of (1) 90 calendar days prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

     Notice of a stockholder's intent to raise business at an annual meeting must be received at our principal executive offices not later than 90 calendar days prior to the anniversary date of the preceding annual meeting of stockholders.

         These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Amendment of the Bylaws

     Our board of directors may amend or repeal the bylaws and adopt new bylaws. The holders of common stock may amend or repeal the bylaws and adopt new bylaws by a majority vote.

Limitation of Liability of Officers and Directors

     Our directors will not be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Nevada law, for liability:

     o for any breach of the duty of loyalty to our company or our stockholders;

     o for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

     o for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

     o for any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Nevada Takeover Statute

     Under the terms of our articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada's anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Nevada anti-takeover law, third parties could pursue a takeover transaction that was not approved by our board of directors.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is ComputerShare Investor Services, and its telephone number is (303) 262-0600.

                              PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholders as to any plan of distribution. Distributions of the shares by the selling stockholders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such person or entities, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The methods by which the shares may be sold include:

     o a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     o    exchange distributions and/or secondary distributions;

     o    sales in the over-the-counter market;

     o    underwritten transactions;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o    privately negotiated transactions.

Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the common stock to underwriters or to or through broker-dealers, and such underwriters or broker-dealers may receive compensations in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent. The selling stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to register the shares for sale under the Securities Act and to indemnify the selling stockholders and each person who participates as an underwriter in the offering of the shares against certain civil liabilities, including certain liabilities under the Securities Act.

In connection with sales of the common stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of common stock short and deliver them to close out the short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell them.

The selling stockholders and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

There can be no assurances that the selling stockholders will sell any or all of the shares offered under this prospectus.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed on for us by Dill, Dill, Carr, Stonbraker & Hutchings, P.C., Denver, Colorado.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2001 and for the year then ended, and for the period from May 21, 1998 (inception) to December 31, 2001 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated balance sheet as of December 31, 2000 and the related statements of operations, stockholders' equity and cash flows for the year then ended have been included in this prospectus and elsewhere in the registration statement in reliance upon the reports of Wheeler Wasoff, P.C., independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated statements of operations, stockholders' equity and cash flows from inception to May 21, 1998 through December 31, 1999 have been included in this prospectus and elsewhere in the registration statement in reliance upon the reports of HJ & Associates, LLC., independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement we file with the Securities and Exchange Commission. This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about Gasco Energy, Inc., please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any document we file at the following Securities and Exchange Commission public reference rooms:

450 Fifth Street, N.W.            233 Broadway                 Citicorp Center
 Judiciary Plaza               Woolworth Building        500 West Madison Street
   Room 1024                   New York, NY 10048               Suite 1400
Washington, D.C. 20549                                        Chicago, IL 60661

         You may also inspect and copy our Securities and Exchange Commission filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

         You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

         We file information electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings also are available from the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

                      GLOSSARY OF NATURAL GAS AND OIL TERMS

         The following is a description of the meanings of some of the natural gas and oil industry terms used in this prospectus.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in this prospectus in reference to crude oil or other liquid hydrocarbons.

     Bbl/d. One Bbl per day.

     Bcf. Billion cubic feet of natural gas.

     Bcfe.Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     Completion. The installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

     Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

     Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

     Development well. A well drilled into a proved natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

     Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

     Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

     Farm-in or farm-out. An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

     Field. An  area  consisting  of  either  a  single  reservoir  or  multiple
          reservoirs,   all  grouped  on  or  related  to  the  same  individual
          geological structural feature and/or stratigraphic condition.

     Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

     Lead.A specific geographic area which, based on supporting geological, geophysical or other data, is deemed to have potential for the discovery of commercial hydrocarbons.

     MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.

     Mcf. Thousand cubic feet of natural gas.

     Mcfe.Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     MMBls. Million barrels of crude oil or other liquid hydrocarbons.

     MMBtu. Million British Thermal Units.

     MMcf. Million cubic feet of natural gas.

     MMcf/d. One MMcf per day.

     MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

     Net acres or net wells. The sum of the fractional working interest owned in gross acres or wells, as the case may be.

     Net feet of pay. The true vertical thickness of reservoir rock estimated to both contain hydrocarbons and be capable of contributing to producing rates.

     Present value of future net revenues or present value or PV-10.  The pretax present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

     Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

     Proved developed reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved reserves. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved undeveloped reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

     Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

     Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report                                           F-2

Independent Auditors Report                                            F-3

Report of Independent Accountants                                      F-4

Consolidated Balance Sheets at December 31, 2001 and 2000              F-5

Consolidated Statements of Operations for the Years Ended
  December 31, 2001, 2000 and 1999 and for the period from
  May 21, 1998 (inception) to December 31, 2001                        F-6

Consolidated Statements of Stockholders' Equity for the Years
  Ended December 31, 2001, 2000 and 1999                               F-7

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 2001, 2000 and 1999                                     F-8

Notes to Year-End Consolidated Financial Statements                    F-9

Consolidated Balance Sheets at September 30, 2002 (Unaudited)
  and December 31, 2001                                                F-20

Consolidated Statements of Operations for the Three Months Ended
  September 30, 2002 and 2001 (Unaudited)                              F-21

Consolidated Statements of Cash Flows for the Nine Months Ended
  September 30, 2001 and 2002 (Unaudited)                              F-23

Notes to Unaudited Quarterly Consolidated Financial Statements         F-24

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Gasco Energy, Inc.:

We have audited the accompanying consolidated balance sheet of Gasco Energy, Inc. and subsidiaries (the "Company"), a development stage company, (formerly known as San Joaquin Resources, Inc.) as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, and for the period from May 21, 1998 (date of incorporation) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The Company's financial statements as of December 31, 2000 and for the year then ended and for the period May 21, 1998 (date of incorporation) through December 31, 2000 and the financial statements for the year ended December 31, 1999 and for the period May 21, 1998 (date of incorporation) through December 31, 1999 were audited by other auditors whose reports, dated September 20, 2001 and December 4, 2000, expressed unqualified opinions on those statements, and the report for the year ended December 31, 1999, included an explanatory paragraph describing conditions which raised substantial doubt about the Company's ability to continue as a going concern. The financial statements for the period May 21, 1998 (date of incorporation) through December 31, 2000 reflect total revenues and net loss of $200,000 and $1,586,095, respectively, of the related totals. The other auditors' reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such prior periods, is based solely on the reports of such other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001, and the results of its operations and its cash flows for the year then ended, and for the period from May 21, 1998 (date of incorporation) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP


Denver, Colorado
March 15, 2002

                          INDEPENDENT AUDITOR'S REPORT


To The Board of Directors and Stockholders GASCO ENERGY, INC.

We have audited the accompanying balance sheet of Gasco Energy, Inc. (formerly known as Pannonian Energy Inc.) and subsidiaries (a development stage company) as of December 31, 2000, the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and cumulative amounts from inception to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 1998 and 1999 were audited by other auditors whose report dated December 4, 2000 included an explanatory paragraph describing conditions which raise substantial doubt about the Company's ability to continue as a going concern.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gasco Energy, Inc. and its subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended and cumulative amounts from inception to December 31, 2000 in conformity with accounting principals generally accepted in the United States of America.


                      Wheeler Wasoff, P.C.

Denver, Colorado
September 20, 2001

Report of Independent Accountants

To the Board of Directors and Shareholders of Gasco Energy, Inc. (formerly Pannonian Energy, Inc.)

In our opinion, the accompanying statements of operations, changes in stockholders equity and cash flows from inception on May 21, 1998 through December 31, 1999 present fairly, in all material respects, the results of operations and cash flows of Gasco Energy, Inc, (formerly Pannonian Energy, Inc.) from inception on May 21, 1998 through December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements from inception on May 21, 1998 through December 31, 1999 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the December 31, 1999 financial statements (not presented separately herein) the Company has suffered recurring losses from operations and net operating cash outflows that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the December 31, 1999 financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
December 4, 2000

Removed: dual dating in signature line (,except as to last two paragraphs in note 8 as to which the date is January 31, 2001)


                                                        GASCO ENERGY, INC.
                                                   (A Development Stage Company)
                                                    CONSOLIDATED BALANCE SHEETS

                                                                                                          December 31,
                                                                                                   2001                 2000
ASSETS

CURRENT ASSETS
     Cash and cash equivalents                                                                    $ 12,296,585          $   881,041
     Accounts receivable and prepaid expenses                                                          157,099               13,923
     Due from joint interest partners                                                                       -               113,020
                                                                                                    -----------             -------
        Total Current Assets                                                                        12,453,684            1,007,984

OIL AND GAS PROPERTIES, at cost, accounted for using
      the full cost method of accounting                                                              9,152,740            1,991,290

PROPERTY AND EQUIPMENT, net                                                                              52,101                7,985
                                                                                                   -------------        ------------

                                                                                                   $ 21,658,525         $  3,007,259
                                                                                                   =============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable and accrued expenses                                                          $  593,100          $   221,972
     Accrued bonus payable                                                                                                  423,000
     Notes payable-related                                                                                                  544,280
     Notes payable-other                                                                                                    239,102
                                                                                                      ---------             -------
        Total Current Liabilities                                                                      593,100            1,428,354
                                                                                                      --------            ---------

COMMITMENTS (see Note 9)

STOCKHOLDERS' EQUITY
   Series A Convertible Redeemable preferred stock-$.001 par value; 5,000,000 shares authorized; 1,000 shares issued and outstanding in 2001, none in
        2000                                                                                                 1                    -
   Common stock-$.0001 par value; 100,000,000 shares authorized; 27,252,500 shares issued and 27,178,800 shares outstanding in 2001; 13,800,595
       shares issued and outstanding in 2000                                                             2,725                1,380
   Additional paid in capital                                                                       38,569,923            3,163,620
   Deferred compensation                                                                             (261,375)
   Deficit accumulated during the development stage                                               (17,115,554)          (1,586,095)
   Less cost of treasury stock of 73,700 common shares in 2001                                       (130,295)                   -
                                                                                                     ---------           ----------
                                                                                                   21,065,425             1,578,905
                                                                                                   ----------             ---------

                                                                                                 $ 21,658,525         $  3,007,259
                                                                                                 =============        ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.


                                                       GASCO ENERGY, INC.
                                                 (A Development Stage Company)
                                             CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                               Cumulative
                                                                      For the Year Ended                     from Inception
                                                                         December 31,                       to December 31,
                                                               2001             2000          1999                2001

REVENUES
     Oil and gas                                             $  36,850              -             -              $    36,850
     Gain on sale of permit                                          -        $ 200,000           -                  200,000
     Interest                                                  193,352                                               193,352
                                                              --------       ----------     ---------                -------

                                                               230,202         200,000        $    -                  430,202
                                                              ---------      ---------     -------- -               ---------

OPERATING EXPENSES
     General and administrative                                 4,331,825        951,734       738,153                6,027,175
     Lease operating                                               12,679              -             -                   12,679
     Interest                                                      67,363         61,776        13,347                  142,486
                                                              ------------    -----------     ---------                 -------
                                                                4,411,867      1,013,510       751,500                6,182,340
                                                              ------------     ----------     --------                ---------

OTHER INCOME (EXPENSES)                                             52,206       (29,751)        14,666                   36,584
                                                              ------------     ----------     ---------               ----------

NET LOSS                                                       (4,129,459)      (843,261)     (736,834)              (5,715,554)
                                                               -----------      ---------     ---------              -----------

Series A Convertible Redeemable
   Preferred Stock deemed distribution                        (11,400,000)                                          (11,400,000)
                                                              ------------     ----------     -----------           ------------

NET LOSS ATTRIBUTABLE TO
    COMMON SHAREHOLDERS                                     $ (15,529,459)     $(843,261)    $(736,834)           $ (17,115,554)
                                                            ==============     ==========    ==========           ==============

NET LOSS PER COMMON SHARE
    BASIC AND DILUTED                                           $   (0.63)       $ (0.06)      $ (0.06)             $     (1.01)
                                                                ==========       ========      ========             ============

WEIGHTED AVERAGE COMMON SHARES
     OUTSTANDING - BASIC AND DILUTED                           24,835,144     13,800,595    11,923,093               16,998,353
                                                               ===========    =========== =============              ==========











         The accompanying notes are an integral part of the consolidated financial statements.


                                                                    GASCO ENERGY, INC.
                                                              (A Development Stage Company)
                                                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                        Convertible Redeemable
                           Preferred Stock    Common Stock      Additional     Deferred   Accumulated  Treasury       Total
                          Shares    Amount  Shares   Amount  Paid in Capital Compensation   Deficit      Stock
Balance, at Inception
 (May 21, 1998)
 Net loss                                                                                  $  (6,000)                $  (6,000)
                           -------   ------ ------- -------     ------------   ---------   ---------     -------     ----------
Balance, December 31, 1998                                                                    (6,000)                   (6,000)
 Issuance of common shares                13,800,595  $1,380    $ 3,163,620                                          3,165,000
 Net loss                                                                                   (736,834)                 (736,834)
                           -------   -----  ---------  -----    ------------   ---------   ----------    -------     -----------
Balance, December 31, 1999                 13,800,595  1,380      3,163,620                 (742,834)                 2,422,166
 Net loss                                                                                   (843,261)                 (843,261)
                           -------   ----   ---------  -----    ------------   ----------  ----------    -------     ----------
Balance, December 31, 2000                 13,800,595  1,380      3,163,620               (1,586,095)                 1,578,905
 Distribution of assets                                          (2,023,568)                                        (2,023,568)
 Issuance of common shares
 in connection with
 reverse acquisition of San
 Joaquin Resources, Inc.                   9,549,405     955        571,389                                             572,344
 Issuance of 1,000 convertible
 redeemable preferred shares 1,000 $  1                           17,430,366                                         17,430,367
 Issuance of common shares                 3,902,500     390       7,343,147                                          7,343,537
 Options issued for services                                         686,148  $ (686,148)
 Amortization of deferred
 compensation expense                                                            423,594                                423,594
 Deemed distribution                                              11,400,000               (11,400,000)
 Repurchase of common stock                                                                               (130,295)    (130,295)
 Net loss                                                                                   (4,129,459)               (4,129,459)
                         -------    ----- -----------  -----     ------------  -----------  -----------   ----------  -----------
Balance, December 31, 2001 1,000     1    27,252,500  $2,725     $ 38,571,102 $ (262,554) $ (17,115,554)  $(130,295) $ 21,065,425
                          ======    ===== ===========  =====     ============ ============ ============ ============  ============


         The accompanying notes are an integral part of the consolidated financial statements.


                                                       GASCO ENERGY, INC.
                                                  (A Development Stage Company)
                                              CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                                   Cumulative
                                                                               For the Years Ended               from Inception
                                                                                  December 31,                  to December 31,
                                                                        2001           2000          1999             2001

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                        $ (4,129,459)   $ (843,261)   $ (736,834)     $  (5,715,554)
     Adjustments to reconcile net loss to net cash used by
         operating activities
         Depreciation and abandonment expense                               5,760        16,347           537             22,644
         Stock option compensation                                        423,594                      50,000            473,594
         Non-cash charges for legal and interest expense                                213,831                          213,831
         Gain on sale of permit                                                        (200,000)                       (200,000)
         Changes in assets and liabilities provided (used)
           cash net of noncash activity
            Accounts receivable and prepaids                              11,323         23,449        (37,372)         (157,099)
            Accounts payable and accruals                                (51,872)       609,249         20,082            593,100
                                                                         --------      --------         -------           -------
     Net cash used by operating activities                             (3,740,654)     (180,385)       (703,587)       (4,769,484)
                                                                        ----------     ---------        --------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES
     Cash paid for equipment                                              (49,876)             -       (3,582)           (53,458)
     Cash paid for oil and gas properties                              (7,395,867)     (566,204)     (884,919)        (8,702,132)
     Cash received upon recapitalization and merger                       265,029             -             -             265,029
     Proceeds from sale of oil and gas interests                                      1,394,797                         1,394,797
                                                                        ---------     ---------      -----------       ----------
     Net cash provided by (used in) investing activities               (7,180,714)      828,593      (888,501)        (7,095,764)
                                                                        ---------     ---------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from sale of common stock                                 6,826,218                    1,515,000          8,341,218
     Proceeds from sale of preferred stock                             19,000,000                                      19,000,000
     Repurchase of common shares                                         (130,295)                                      (130,295)
     Cash paid for offering costs                                      (2,144,468)                                    (2,144,468)
     Proceeds from short-term borrowings                                   500,000       252,871       316,991          1,069,862
     Repayments of short-term borrowings                                 (714,543)      (183,528)      (76,413)          (974,484)
     Distribution to Rubicon Oil and Gas, Inc.                         (1,000,000)                                     (1,000,000)
                                                                       -----------     ----------     ----------      ------------
     Net cash provided by financing activities                         22,336,912        69,343       1,755,578         24,161,833
                                                                       ----------      ---------      ----------      ------------
NET INCREASE IN CASH                                                   11,415,544       717,551         163,490         12,296,585

CASH, BEGINNING OF PERIODS                                                881,041       163,490               --                --
                                                                        ---------      --------      -----------      ------------
CASH, END OF PERIODS                                                 $ 12,296,585      $881,041      $163,490      $  12,296,585
                                                                     =============    ==========     ==========      =============







               The accompanying notes are an integral part of the
                       consolidated financial statements.

                                GASCO ENERGY INC.
                          (A Development Stage Company)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

NOTE 1 - ORGANIZATION

Gasco Energy, Inc. ("Gasco" or the "Company") (formerly known as San Joaquin Resources Inc. ("SJRI")) is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States.

On February 1, 2001, SJRI, a Nevada corporation, and Pannonian Energy, Inc. ("Pannonian"), a Delaware corporation, entered into an Agreement and Plan of Reorganization (the "Pannonian Agreement") whereby a subsidiary of SJRI merged into Pannonian and SJRI issued 14,000,000 shares of its common stock to the former shareholders of Pannonian in exchange for all of the outstanding shares and warrants of Pannonian. Certain shareholders of SJRI surrendered for cancellation 2,438,930 common shares of the Company's capital in connection with the transaction, and as a result the existing shareholders of Pannonian acquired control of the combined company. For financial reporting purposes this business combination is accounted for as a reverse acquisition with Pannonian as the accounting acquirer.

The reverse acquisition was valued at $572,344 and was allocated as follows:

      Oil and gas properties                      $          265,836
      Receivables, prepaid and other, net                     41,479
      Cash                                                   265,029
                                                  ------------------

      Net assets acquired                         $          572,344
                                                  ==================

The Company is considered a development stage company, as were both Pannonian and SJRI, as defined by Statement of Accounting Standards No. 7.

Under the terms of the Pannonian Agreement, Pannonian was required, prior to closing of the merger on March 30, 2001, to divest itself of all assets not associated with its "Riverbend" area of interest (the non-Riverbend assets). The "spin-offs" were accounted for at the recorded amounts. The net book value of the non-Riverbend assets in the United States transferred, including cash of $1,000,000 and liabilities of $555,185, was approximately $1,850,000. The non-Riverbend assets located outside the United States were held by Pannonian International Ltd. ("PIL"), the shares of which were distributed to the Pannonian stockholders. The book value of PIL as of the date of distribution was approximately $174,000.

The following (unaudited) pro forma information presents the financial information of the Company as if the consolidation of Gasco and Pannonian had taken place on January 1 of each year presented. The pro forma results are not indicative of future results.

                                                                 For the Year Ended December 31,
                                                                 -------------------------------
                                                         2001                                    2000
                                          -----------------------------------      ----------------------------------
                                          As Reported         Pro Forma            As Reported         Pro Forma

  Revenue                                          $  36,850        $ 36,850                $    -            $    -

  Net loss                                       (4,129,459)     (4,172,061)             (843,261)       (1,047,888)

  Net loss per share basic
   and diluted                                     $  (0.63)  $       (0.63)             $  (0.06)          $ (0.09)
                                                   =========  ==============             =========          ========

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include Gasco and its wholly owned subsidiaries, Pannonian and San Joaquin Oil and Gas, Ltd. as of December 31, 2001. The consolidated financial statements as of and for the year ended December 31, 2000 include Pannonian and its wholly owned subsidiary PIL. The statements for the year ended December 31, 1999 include only Pannonian. All significant intercompany transactions have been eliminated upon consolidation.

All share and per share amounts included in these financial statements have been restated to show the retroactive effect of the conversion of Pannonian shares into SJRI/Gasco shares.

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Property, Plant and Equipment

The Company follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center ("full cost pool"). Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

Depletion of exploration and development costs and depreciation of production equipment is computed using the units of production method based upon estimated proved oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned. The properties are reviewed periodically for impairment. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil. Gasco's wells began producing in late October of 2001; therefore, the Company does not have sufficient production information by which reserves can be estimated. Because of this, and because the costs associated with the Company's oil and gas properties relate to projects which have not yet been associated with proved reserves, the Company has not recorded depletion expense during the year ended December 31, 2001.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair value, if lower of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions. Under the full cost method of accounting the Company is not currently required to perform a ceiling test, as described above, because the Company's oil and gas property costs relate to unevaluated or unproved properties which are not associated with proved reserves.

Impairment of Long-lived Assets

The Company's unproved properties are evaluated periodically for the possibility of potential impairment. Other than oil and gas properties, the Company has no other long-lived assets and to date has not recognized any impairment losses.

Revenue Recognition

Oil and gas revenue is recognized as income when the oil or gas is produced and sold.

Computation of Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to the common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted income per common share includes the potential dilution that could occur upon exercise of the options to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the common shares during the reporting period). The options described in Note 3 have not been included in the computation of diluted income (loss) per share during all periods because their inclusion would have been anti-dilutive.

Use of Estimates

The preparation of the financial statements for the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Other Comprehensive Income

The Company does not have any items of other comprehensive income for the years ended December 31, 2001, 2000 and 1999. Therefore, total comprehensive income
(loss) is the same as net income (loss) for these periods.

Income Taxes

The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of the Company's assets and liabilities. The deferred tax assets and liabilities are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

Stock Based Compensation

The Company accounts for its stock-based compensation using Accounting Principles Board's Opinion No. 25 ("APB No. 25"). Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). Under SFAS 123, the Company provides pro forma information regarding net income (loss) as if compensation expense for the options granted had been determined in accordance with the fair value method of SFAS 123.

Concentration of Credit Risk

The Company's cash equivalents are exposed to concentrations of credit risk. The Company manages and controls this risk by investing these funds with a major financial institution.

Recent Accounting Pronouncements

     In June 2001, SFAS No. 141, "Business Combinations" was issued by the FASB. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The Company has evaluated the provisions of this statement and has determined it will have no impact on its financial position or results of operations.

     In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was issued by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company is required to implement SFAS No. 142 on January 1, 2002 and has determined it will have no impact on its financial position or results of operations.

In June 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations, " which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The asset retirement liability will be allocated to operating expense by using a systematic and rational method. The statement is effective for fiscal years beginning June 15, 2002. The Company has not yet determined the impact of adoption of this statement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001 and generally is to be applied prospectively. The Company has evaluated the provisions of these statements and has determined it will have no impact on its financial position or results of operations.

Reclassifications

Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.

NOTE 3 - OIL AND GAS PROPERTY

At December 31, the Company's unproved properties consist of leasehold costs in the following areas:

                                                  2001                 2000
                                                  ----                 ----

        Utah                                     $3,843,270            $ 473,546
        Wyoming                                   5,034,930                   --
        California                                  274,540                   --
        Non-Riverbend assets                                           1,405,242
        Foreign concessions                                              112,502
                                             ----------------     -----  -------
                                                         --
                                                 $9,152,740           $1,991,290
                                                 ==========           ==========

NOTE 4 - PROPERTY DISPOSITIONS

On March 30, 2001, the Company divested itself of all assets not associated with its "Riverbend" area of interest (the non-Riverbend assets), as required by the Pannonian Agreement described in Note 1. The divestiture is summarized below.

                Oil and gas properties               $       1,405,242
                Cash                                         1,000,000
                Liabilities transferred                      (555,185)
                                                             ---------
                                                     $       1,850,057

The oil and gas properties, cash and liabilities were transferred to a newly formed entity Rubicon Oil and Gas, Inc. ("Rubicon"). The Pannonian shareholders were allocated shares in Rubicon on a one for one basis with their Pannonian shares.

The Company held, through PIL, non-United States oil and gas properties. In accordance with the Agreement, the Company distributed, as a dividend in kind, all of the outstanding shares of PIL to the shareholders of the Company on a one to one basis with their Pannonian shares. The book value of the PIL shares as of the date of distribution was approximately $174,000.

NOTE 5 - STOCKHOLDERS' EQUITY

The Company's capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Series A Convertible Redeemable Preferred Stock - Gasco has 1,000 shares of Series A Convertible Redeemable Preferred Stock ("Preferred Stock") issued and outstanding. The Preferred Stock is convertible into 9,500,000 shares of Gasco Common Stock, has no fixed dividend rate and is entitled to a $1.00 per share liquidation preference. The Preferred Stock is entitled to vote along with the Gasco common stock and, for so long as at least half of the Preferred Stock remains outstanding, is entitled to 26% of the combined voting power of all the common stock and preferred stock. The Preferred Stock is also entitled to vote as a class on certain matters. The Company may at its option redeem the outstanding portion of the Preferred Stock for $19,000 per share on or after August 31, 2006 if the last sale price for the Company's common stock was at least $2.00 per share (adjusted for any splits) for the previous 20 day period.

In July 2001, Brek Energy Corporation (formerly known as First Ecom.com, Inc.) ("Brek") purchased 1,000 shares of the Company's Preferred Stock for $19,000,000. Brek agreed not to transfer the Preferred Stock or the common stock issuable upon conversion thereof for three years (the "lock up period") except under certain circumstances and except for 10% of such common stock per year. During the lock up period, Brek has given the Company the right of first refusal on all of the Company's securities it holds. Certain principal stockholders of the Company also gave Brek a similar right of first refusal for a five-year period. Costs of the sale, including 1,025,000 shares of common stock valued at $3,280,000 ($3.20 per share), were $4,849,633. The total costs of the sale included $1,500,000 and the issuance of 125,000 shares of common stock valued at $400,000 paid to Canaccord International Ltd. and the issuance of 900,000 shares of common stock valued at $2,880,000 paid to Wet Coast Management Corp. as brokerage commissions.

The Company recognized $11,400,000 as a deemed distribution to the holders of the Preferred Stock upon issuance due to a beneficial conversion feature into the Company's common stock in accordance with Emerging Issues Task Force ("EITF") 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments" and EITF 00-27 "Application of EITF Issue 98-5". The deemed distribution is the difference between the market price on the date of issuance ($3.20) and the conversion rate.

Common Stock - Gasco has 27,252,000 shares of Common Stock issued and 27,178,300 shares outstanding as of December 31, 2001. The common shareholders are entitled to one vote per share on all matters to be voted on by the shareholders; however, there are no cumulative voting rights. Additionally, as long as 50% of the Preferred Stock is outstanding, the Preferred Stock holders are entitled to vote as a class equal to 26%, therefore, the common shareholders are effectively entitled to 0.74 votes per share. The common shareholders are entitled to dividends and other distributions as may be declared by the board of directors. Upon liquidation or dissolution, the common shareholders will be entitled to share ratably in the distribution of all assets remaining available for distribution after satisfaction of all liabilities and payment of the liquidation preference of any outstanding preferred stock.

The Company's common stock equity transactions during 2001 are described as follows:

In connection with the Pannonian/SJRI merger, SJRI issued an option to a Pannonian officer, to purchase 1,000,000 shares of the Company's common stock at $1.00 per share. The $269,000 fair market value of the option determined using the Black Scholes Pricing Model, was charged to operations of the combined company during the year ended December 31, 2001.

During January and May 2001, the Company issued 2,275,000 shares of common stock for cash at $3.00 per share, pursuant to private placements for gross proceeds of $6,825,000. The costs of these offerings were $574,835, $191,250 of which was paid to Canaccord International Ltd. and $150,000 of which was paid to DMD Investments as broker commissions. In September 2001, the Company issued an additional 227,500 shares of common stock for no additional consideration to the holders of the original shares in accordance with the terms of the offering. The offering was conducted in accordance with the provisions of Regulation S under the Securities Act of 1933, and all purchasers were residents of foreign countries.

In April 2001, the Company paid cash of $200,808 and issued 75,000 shares of its common stock, valued at $247,500 ($3.30 per share), for unproved oil and gas properties from an unrelated entity.

     In July 2001, the Company acquired unproved oil and gas properties from an entity for $700,000 cash and 300,000 shares of the Company's common stock, valued at $846,000 ($2.82 per share). See related party discussion in Note 8 for further discussion.

During December 2001, the Company repurchased 73,700 shares of its own stock on the open market at prices ranging from $1.12 to $2.46 per share.

Stock Option Plan - During the year ended December 31, 2001, the Company granted options to employees, directors and consultants to purchase an aggregate 6,519,000 shares of the Company's common stock at exercise prices ranging from $1.89 to $3.15 per share. The options vest at varying schedules within three years of their grant date and expire within ten years from the grant date. The aggregate fair market value of options, determined using the Black Scholes Pricing Model, granted to consultants, including the Pannonian officer issuance above, of $423,594 was charged to operations during the year ended December 31, 2001.

During the first quarter of 2002, the Company issued an additional 250,000 options to purchase shares of common stock to employees and directors of the Company, at exercise prices ranging from $1.68 to $1.75 per share. The options vest quarterly over a two-year period and expire within ten years from the grant date.

A summary of the options granted to purchase common stock and the changes therein during the year ended December 31, 2001 is presented below. There were no options issued during the years ended December 31, 2000 or 1999.


                                                                                               Weighted Average
                                                                 Number of Options              Exercise Price

    Outstanding as of December 31, 2000                                          -                   $ --
    Granted                                                              6,519,000                   2.25
    Cancelled                                                            (126,250)                   3.03
                                                                         --------                    ----
    Outstanding as of December 31, 2001                                  6,392,750                  $2.23
                                                                         =========                  =====

    Exercisable as of December 31, 2001                                  5,137,250                  $2.01
                                                                         =========                  =====

    Weighted average fair value of options granted                                                  $1.37
                                                                                                    =====

    Weighted average remaining contractual life of options outstanding                            8.91 years
                                                                                                  ==========

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS 123") for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. Had compensation expense for the options granted been determined based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share for the year ended December 31, 2001 would have been increased to the pro forma amounts indicated below:

    Net loss:                   As reported                 $(4,129,459)
                                Pro forma                    (9,811,728)

    Net loss per share:         As reported                      $(0.63)
                                Pro forma                         (0.85)

The fair value of the common stock options granted during 2001, for disclosure purposes was estimated on the grant dates using the Black Scholes Pricing Model and the following assumptions.

             Expected dividend yield                                        --
             Expected price volatility                                     89%
             Risk-free interest rate                               3.8% - 4.9%
             Expected life of options                                  5 years

NOTE 6 - STATEMENT OF CASH FLOWS

The following transactions represent the non-cash investing activities of the Company during the year ended December 31, 2001.

         The Company issued 375,000 shares of common stock for oil and gas properties, valued at $1,093,500 ($2.82 to $3.30 per share).

         The Company issued 1,025,000 shares of common stock in conjunction with the sale of preferred stock, valued at $3,280,000 ($3.20 per share).

The following transactions represent the non-cash financing activities of the Company during the year ended December 31, 2000.

         Certain individuals paid legal fees on behalf of the Company for which they were issued promissory notes in the aggregate amount of $198,193.

         The Company entered into notes for the acquisition of oil and gas properties in the aggregate amount of $781,917. The Company assumed an 18.75% interest in the notes, which was $143,609. The notes and the related properties were spun off as part of the Pannonian Agreement as described in Notes 1 and 4.

Cash paid for interest was $67,363, $23,292 and $11,072 for the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 7 - NOTES PAYABLE

Notes payable - related at December 31, 2000 consisted of four notes totaling $529,280 payable to directors or officers of the Company and one note payable of $15,000 to an entity owned by a director of the Company with similar terms bearing interest at rates ranging from 5% to 10%.

Notes payable - other at December 31, 2000 consisted of two notes totaling $239,102 payable to unrelated entities bearing interest at 6% and 12%.

All of these notes were settled during 2001.

NOTE 8 - INCOME TAXES

The Company has generated net operating losses of $4,200,000, $1,300,000 and $740,000. The Company did not recognize income tax expense during the years ended December 31, 2001, 2000, or 1999 because of the Company's operating losses. The net operating losses may be offset against taxable income through 2021.

During the years ended December 31, 2001 and 2000, the tax benefits of the net operating losses of approximately $1,600,000 and $192,000 were offset by valuation allowances of the same amounts. The increase in valuation allowance reduces the net tax rate to zero. The Company has fully reserved the tax benefits of these net operating losses because the likelihood of realizing these tax benefits cannot be determined at this time.

The temporary differences between the timing of reporting certain items for financial and tax reporting purposes, consist primarily of exploration costs related to oil and gas properties.

NOTE 9 - RELATED PARTY TRANSACTIONS

One of the Company's directors earned a combined total of $9,000 in consulting fees from Rubicon and PIL during 2001.

A director of the Company earned consulting fees of $52,000 and $50,000 from the Company during the years ended December 31, 2001 and 2000, respectively. During 2001, the Company paid $240,000 in consulting fees to a company owned by a director of Gasco. The fees paid to the director's company are committed through January 31, 2006.

An officer of the Company earned a $28,000 fee and 12,500 shares of Gasco's common stock for consulting services provided in connection with a property acquisition described in Note 4. This same officer was paid $22,879 in consulting fees prior to his appointment.

An officer of the Company was an employee of and owns a less than 1% interest in an entity from which Gasco purchased acreage in Utah and Wyoming during 2001 and 2002.

During 2000, the Company incurred debt to related parties in the aggregate amount of $366,657 for cash loans, expenses paid on behalf of the Company and conversion of interest to debt. Repayments made during 2000 aggregated $63,000.

The Board of Directors approved the payment of bonuses and directors fees to the officers and directors of the Company in the aggregate amount of $455,000, of which $32,000 was paid as of December 31, 2000. The remaining balance was paid during 2001.

During 2000, the Company paid consulting and professional fees to officers, directors and related parties of $96,000.

Certain of the Company's directors and officers have working and/or overriding royalty interests in oil and gas properties in which the Company has an interest. It is expected that the directors and officers may participate with the Company in future projects. All participation by directors and officers will continue to be approved by the disinterested members of the Company's Board of Directors.

The Company's management believes that the above transactions and services were provided in the normal course of business with terms that could be obtained from non-related sources.

NOTE 10 - COMMITMENTS

The Company leases office facilities in Denver, Colorado for approximately $34,500 per year under a lease that expires on August 30, 2004. Remaining commitments under this lease mature as follows:

       Year Ending December 31,                Annual Rentals

                 2002                               $34,775
                 2003                                35,960
                 2004                                24,500
                                                     ------
                                                    $95,235

Rent expense for the years ending December 31, 2001, 2000 and 1999 was $46,476, $52,573 and $45,216, respectively.

As is customary in the oil and gas industry, the Company may at times have commitments in place to reserve or earn certain acreage positions or wells. If the Company does not pay such commitments, the acreage positions or wells may be lost.

The Company has entered into employment agreements with certain key officers through January 31, 2006. Total compensation for the officers covered is $560,000 per annum. The agreements contain clauses regarding termination and demotion of the officer that would require payment of an amount ranging from one times compensation to up to approximately ten times the defined compensation. Included in the employment agreements is a bonus calculation for each of the covered officers totaling 2.125% of a defined cash flow figure based on net after tax earnings adjusted for certain expenses. The agreements also contain anti-dilution provisions that contain the requirements to grant options to the officers and one director for them to remain at their current ownership percentages.

NOTE 11 - EMPLOYEE BENEFIT PLANS

The Company adopted a 401(k) profit sharing plan (the "Plan") in October 2001, available to employees who meet the Plan's eligibility requirements. The Plan is a defined contribution plan. The Company may make discretionary contributions to the Plan and is required to contribute 3% of the participating employee's compensation to the Plan. The contributions made by the Company totaled $6,270 during the year ended December 31, 2001.

NOTE 12 - SELECTED QUARTERLY INFORMATION (Unaudited)

The following represents selected quarterly financial information for the years ended December 31, 2001 and 2000.

             2001                                                 For the Quarter Ended
                                          March 31,           June 30,         September 30,         December 31,
                                          ---------           --------         -------------         ------------

Gross revenue                              $   --               $   --               $    --             $36,850  a
Net revenue from oil
  and gas operations                           --                   --                    --              24,171  a
Net loss                                (653,369)            (875,624)             (744,516)         (1,855,950)  b
Net loss per share
  basic and diluted                        (0.03)               (0.04)                (0.45)  c           (0.07)

a - The increase in gross revenue and net revenue from oil and gas operations during the fourth quarter is due to the revenue and lease operating expenses from two wells that were drilled during the third and fourth quarters.

b - The increase in the net loss during the fourth quarter of 2001 is primarily due to increased general and administrative expenses resulting from the increased level of operating activity associated with the commencement of the Company's own operations.

c - The increase in the net loss per share during the third quarter of 2001 is due to the recognition of $11,400,000 in a deemed distribution to the holders of the Preferred Stock as further described in Note 3.

             2000                                                  For the Quarter Ended
                                          March 31,           June 30,          September 30,        December 31,
                                          ---------           --------          -------------        ------------

Gross revenue                               $   --              $   --                $    --             $   --
Net revenue from oil
  and gas operations                            --                  --                     --                 --
Net income (loss)                         (58,459)            (98,423)              (162,692)          (523,687)
Net loss per share
  basic and diluted                             --              (0.01)                 (0.01)             (0.04)

NOTE 13 - SUBSEQUENT EVENTS

The Company acquired a 45% interest in 21,613 acres in Sublette County Wyoming for approximately $1,428,000 on February 13, 2002.

On February 19, 2002, the Company acquired leasehold interests covering approximately 18,451 acres in the Greater Green River Basin located in west-central Wyoming for $1,500,000. In connection with this transaction, the Company received an exclusive option to purchase an additional 53,095 acres in this area by making monthly payments of $300,000 during 2002 in order to maintain this option. The Company may elect to exercise its option to complete the transaction at any time.

In connection with its drilling projects, the Company entered into a $2,000,000 letter of credit during February 2002. The letter of credit is collateralized with cash and it terminates in August 2002.

On March 7, 2002, the Company completed a strategic exchange of certain of its properties in the Uinta Basin located in northeastern Utah. The Company received approximately 1,939 net acres located in its Uinta Basin Riverbend Project in exchange for 160 net acres and the contractual right to earn rights on approximately 2,463 net Uinta Basin acres. The acreage that the Company receives contains four well bores, two of which are producing, and three of which have recompletion opportunities.

During March 2002, Brek entered into agreements with individual shareholders of Gasco to acquire 7,000,000 shares of Gasco's common stock in exchange for 19,250,000 shares of Brek. Additionally, Brek has exercised its right to convert 50% of its Preferred Stock into 4,750,000 common shares, which will result in Brek having approximately 53% voting control of Gasco with a 45% equity interest. The share exchange is subject to the approval of Brek shareholders.

                             UNAUDITED CONSOLIDATED

                         QUARTERLY FINANCIAL STATEMENTS






                               GASCO ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                                                          September 30,              December 31,
                                                                                               2002                      2001
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                                      $5,449,764             $ 12,296,585
  Restricted cash                                                                                   250,000                        -
  Accounts receivable and prepaid expenses                                                           75,493                  157,099
                                                                                                  ---------               ----------
          Total                                                                                   5,775,257               12,453,684
                                                                                                  ---------               ----------

PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
    Proved mineral interests                                                                      7,668,086                        -
    Unproved mineral interests                                                                   13,901,906                9,152,740
  Furniture, fixtures and other                                                                     144,291                   59,445
                                                                                                 ----------                ---------
           Total                                                                                 21,714,283                9,212,185
                                                                                                 ----------                ---------

  Less accumulated depreciation, depletion,
     amortization and property impairment                                                         (744,264)                  (7,344)
                                                                                                  ---------                ---------
           Total                                                                                 20,970,019                9,204,841
                                                                                                 ----------                ---------

TOTAL ASSETS                                                                                   $ 26,745,276             $ 21,658,525
                                                                                               ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable and accrued expenses                                                         $ 2,367,859                $ 593,100
                                                                                                -----------                ---------

REDEEMABLE COMMON STOCK                                                                           1,400,000
                                                                                                  ---------                 --------

STOCKHOLDERS' EQUITY
  Series A Convertible Redeemable Preferred stock - $.001 par value; 5,000,000 shares authorized; 1,000 shares issued and outstanding
      in 2001                                                                                             -                        1
  Common stock - $.0001 par value; 100,000,000 shares authorized;
      41,762,500 shares issued and 41,688,800 shares outstanding in
      2002; and 27,252,500 shares issued and 27,178,800 shares
      outstanding in 2001                                                                             4,176                    2,725
  Additional paid in capital                                                                     44,958,453               38,569,923
  Deferred compensation                                                                           (147,812)                (261,375)
  Accumulated deficit                                                                          (21,707,105)             (17,115,554)
  Less cost of treasury stock of 73,700 common shares                                             (130,295)                (130,295)
                                                                                                 ----------               ----------
           Total                                                                                 22,977,417               21,065,425
                                                                                                 ----------               ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                     $ 26,745,276             $ 21,658,525
                                                                                               ============             ============

               The accompanying notes are an integral part of the
                       consolidated financial statements.


                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                                                     Three Months Ended
                                                                                                        September 30,
                                                                                         ------------------------------------------
                                                                                                     2002                      2001

REVENUES
  Oil and gas                                                                                    $  43,611                   $     -
  Interest                                                                                          19,198                   111,639
                                                                                                    ------                   -------
          Total                                                                                     62,809                   111,639
                                                                                                    ------                   -------

OPERATING EXPENSES
  General and administrative                                                                     1,461,377                   845,802
  Lease operating                                                                                   32,742                         -
  Depletion, depreciation and amortization                                                          51,157                       348
  Interest                                                                                                                    10,005
                                                                                                 ---------                   -------
           Total                                                                                 1,545,276                   856,155
                                                                                                 ---------                   -------


NET LOSS                                                                                       (1,482,467)                 (744,516)
                                                                                               -----------                 ---------

Preferred Stock deemed distribution                                                                                     (11,400,000)
                                                                                               -----------              ------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                                                 $ (1,482,467)            $ (12,144,516)
                                                                                             =============            ==============

NET LOSS PER COMMON SHARE BASIC AND DILUTED                                                     $   (0.04)               $    (0.45)
                                                                                                ==========               ===========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                                                               40,502,336                26,860,708
                                                                                                ==========                ==========





















               The accompanying notes are an integral part of the
                       consolidated financial statements.


                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                                                      Nine Months Ended
                                                                                                        September 30,
                                                                                         -------------------------------------------
                                                                                                     2002                      2001

REVENUES
  Oil and gas                                                                                    $  95,543                    $    -
  Interest                                                                                          62,362                   137,206
                                                                                                   -------                   -------
          Total                                                                                    157,905                   137,206
                                                                                                   -------                  -------

OPERATING EXPENSES
  General and administrative                                                                     3,936,479                 2,412,271
  Lease operating                                                                                   76,057                         -
  Depletion, depreciation and amortization                                                         195,795                     2,848
  Impairment                                                                                       541,125                         -
  Interest                                                                                                                    67,363
                                                                                                ----------                ----------
           Total                                                                                 4,749,456                 2,482,482
                                                                                                 ---------                 ---------

NET LOSS                                                                                       (4,591,551)               (2,345,276)
                                                                                               -----------               -----------

Preferred Stock deemed distribution                                                                                     (11,400,000)
                                                                                              ------------              ------------

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS                                                 $ (4,591,551)            $ (13,745,276)
                                                                                             =============            ==============

NET LOSS PER COMMON SHARE BASIC AND DILUTED                                                     $   (0.13)               $    (0.57)
                                                                                                ==========               ===========

WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING - BASIC AND DILUTED                                                               35,389,349                24,011,625
                                                                                               ===========                ==========

















               The accompanying notes are an integral part of the
                       consolidated financial statements.


                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                                      Nine Months Ended
                                                                                                        September 30,
                                                                                         -------------------------------------------
                                                                                                  2002                       2001

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                                                    $(4,591,551)             $ (1,560,760)
  Adjustment to reconcile net loss to net cash used in operating activities
     Depreciation, depletion and impairment expense                                                736,920                     2,501
     Value of stock options issued                                                                       -                   336,342
     Amortization of deferred compensation                                                         113,563                         -
     Changes in assets and liabilities provided (used) cash
         Accounts receivable and prepaid expenses                                                   81,606                     6,988
         Accounts payable and accrued expenses                                                   1,774,759                 (242,627)
         Deferred offering costs                                                                                            (32,281)
                                                                                              --------------             -----------
  Net cash used in operating activities                                                        (1,884,703)               (1,489,837)
                                                                                               -----------               -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                                                     (84,846)                  (27,440)
  Cash paid for oil and gas properties                                                        (10,601,252)               (4,335,115)
                                                                                              ------------               -----------
  Net cash used in investing activities                                                       (10,686,098)               (4,362,555)
                                                                                              ------------               -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Cash designated as restricted                                                                  (250,000)                         -
  Proceeds from sale of common stock                                                             6,500,000                 6,825,000
  Cash paid for offering costs                                                                   (526,020)                 (574,835)
  Repayment of short-term borrowings                                                                     -                 (315,265)
  Cash received upon recapitalization and merger                                                         -                   265,029
  Distribution of Rubicon Oil and Gas, Inc.                                                                                (247,969)
                                                                                                 -----------               ---------

  Net cash provided by financing activities                                                      5,723,980                 5,951,960
                                                                                                 ---------                 ---------

NET (DECREASE) INCREASE IN CASH AND CASH
   EQUIVALENTS                                                                                 (6,846,821)                    99,568

CASH AND CASH EQUIVALENTS:

    BEGINNING OF PERIOD                                                                         12,296,585                   874,433
                                                                                                ----------                ----------
    END OF PERIOD                                                                              $ 5,449,764                 $ 974,001
                                                                                               ===========                 =========




               The accompanying notes are an integral part of the
                       consolidated financial statements.

                               GASCO ENERGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001


NOTE 1 - ORGANIZATION

Gasco Energy, Inc. ("Gasco" or the "Company") (formerly known as San Joaquin Resources Inc. ("SJRI")) is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas reserves in the western United States.

The unaudited financial statements included herein were prepared from the records of the Company in accordance with generally accepted accounting principles in the United States and reflect all adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods. Such financial statements generally conform to the presentation reflected in the Company's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2001. Prior to January 1, 2002, the Company was considered a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7. The current interim period reported herein should be read in conjunction with the Company's Form 10-K for the year ended December 31, 2001.

The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

On February 1, 2001, SJRI, a Nevada corporation, and Pannonian Energy, Inc. ("Pannonian"), a Delaware corporation, entered into an Agreement and Plan of Reorganization (the "Pannonian Agreement") whereby a subsidiary of SJRI merged into Pannonian and SJRI issued 14,000,000 shares of its common stock to the former stockholders of Pannonian in exchange for all of the outstanding shares and warrants of Pannonian. Certain stockholders of SJRI surrendered for cancellation 2,438,930 common shares of the Company's capital in connection with the transaction, and as a result the existing stockholders of Pannonian acquired control of the combined company. For financial reporting purposes this business combination is accounted for as a reverse acquisition with Pannonian as the accounting acquirer.

The reverse acquisition was valued at $572,344 and was allocated as follows:

                  Oil and gas properties                      $          265,836
                  Receivables, prepaid and other, net                     41,479
                  Cash                                                   265,029
                                                              ------------------

                  Net assets acquired                         $          572,344
                                                              ==================

Under the terms of the Pannonian Agreement, Pannonian was required, prior to closing of the merger on March 30, 2001, to divest itself of all assets not associated with its "Riverbend" area of interest (the non-Riverbend assets). The "spin-offs" were accounted for at the recorded amounts. The net book value of the non-Riverbend assets in the United States transferred, including cash of $1,000,000 and liabilities of $555,185, was approximately $1,850,000. The non-Riverbend assets located outside the United States were held by Pannonian International Ltd. ("PIL"), the shares of which were distributed to the Pannonian stockholders. The book value of PIL as of the date of distribution was approximately $174,000.

The following unaudited pro forma information presents the financial information of the Company as if the consolidation of Gasco and Pannonian had taken place on January 1, 2001. The pro forma results, which are the same as the actual results for the quarter and nine months ended September 30, 2002 and for the quarter ended September 30, 2001 are not indicative of future results.

                              For the Nine Months Ended September 30, 2001
                                As Reported                   Pro Forma

  Oil and gas revenue                  $    -                    $    -

  Net loss                        (2,345,276)               (2,544,903)

  Net loss per common
    share basic and diluted         $  (0.57)                  $ (0.58)

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include Gasco and its wholly owned subsidiaries, Pannonian and San Joaquin Oil and Gas, Ltd. for all periods subsequent to February 1, 2001. Periods prior to February 1, 2001 include Pannonian and its wholly owned subsidiary PIL. All significant intercompany transactions have been eliminated upon consolidation.

All share and per share amounts included in these financial statements have been restated to show the retroactive effect of the conversion of Pannonian shares into SJRI/Gasco shares.

Cash and Cash Equivalents

All highly liquid investments purchased with an initial maturity of three months or less are considered to be cash equivalents.

Restricted Cash

In connection with its drilling projects, the Company entered into a $2,000,000 letter of credit during February 2002, which was amended to $250,000 during May 2002. The letter of credit is collateralized with cash and terminates in January 2003. The portion of the Company's cash that collateralizes this letter of credit is classified as restricted cash in the accompanying financial statements.

Property, Plant and Equipment

The Company follows the full cost method of accounting whereby all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center ("full cost pool"). Such costs include lease acquisition costs, geological and geophysical expenses, overhead directly related to exploration and development activities and costs of drilling both productive and non-productive wells. Proceeds from property sales are generally credited to the full cost pool without gain or loss recognition unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of the proved reserves related to a single full cost pool.

Depletion of exploration and development costs and depreciation of production equipment is computed using the units of production method based upon estimated proved oil and gas reserves. The costs of unproved properties are withheld from the depletion base until such time as they are either developed or abandoned.

The properties are reviewed periodically for impairment. Total well costs are transferred to the depletable pool even when multiple targeted zones have not been fully evaluated. For depletion and depreciation purposes, relative volumes of oil and gas production and reserves are converted at the energy equivalent rate of six thousand cubic feet of natural gas to one barrel of crude oil.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves plus the cost, or estimated fair value, if lower of unproved properties. Should capitalized costs exceed this ceiling, an impairment is recognized. The present value of estimated future net revenues is computed by applying current prices of oil and gas to estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves assuming the continuation of existing economic conditions.

Computation of Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to the common stockholders by the weighted average number of common shares outstanding during the reporting period. Diluted net income per common share includes the potential dilution that could occur upon exercise of the options to acquire common stock computed using the treasury stock method which assumes that the increase in the number of shares is reduced by the number of shares which could have been repurchased by the Company with the proceeds from the exercise of the options (which were assumed to have been made at the average market price of the common shares during the reporting period). The options described in Note 10 have not been included in the computation of diluted net income (loss) per share during all periods because their inclusion would have been anti-dilutive.

Use of Estimates

The preparation of the financial statements for the Company in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In June 2001, SFAS No. 141, "Business Combinations" was issued by the FASB. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The Company's adoption of SFAS No. 141 on July 1, 2001 had no impact on its financial position or results of operations.

In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was issued by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company's implementation of SFAS No. 142 on January 1, 2002 had no impact on its financial position or results of operations.

In June 2001 the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations, " which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The asset retirement liability will be allocated to operating expense by using a systematic and rational method. The statement is effective for fiscal years beginning June 15, 2002. The Company has not yet determined the impact of the adoption of this statement.

In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less costs to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company's adoption of SFAS No. 144 on January 1, 2002 had no impact on its financial position or results of operations.

In April 2002 the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." FASB No. 4 required all gains or losses from extinguishment of debt to be classified as extraordinary items net of income taxes. SFAS No. 145 requires that gains and losses from extinguishment of debt be evaluated under the provisions of Accounting Principles Board Opinion No. 30, and be classified as ordinary items unless they are unusual or infrequent or meet the specific criteria for treatment as an extraordinary item. This statement is effective January 1, 2003. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)". This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to when the entity commits to an exit plan under EITF No. 94-3. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company has not yet determined the impact of the adoption of this statement.

Reclassifications

Certain reclassifications have been made to prior years' amounts to conform to the classifications used in the current year.

NOTE 3 - SALE OF COMMON STOCK


On August 14, 2002, the Company issued 6,500,000 shares of common stock for net proceeds of approximately $6.0 million in a private offering. These shares were subsequently registered for resale on a Form S-1 Registration Statement filed on August 27, 2002. The Company intends to use the net proceeds from this offering to fund its remaining 2002 capital budget.


NOTE 4 - REPURCHASE OF COMMON AND PREFERRED STOCK

On July 16, 2002, Gasco executed and closed a purchase agreement with Brek Energy Corporation ("Brek"), and certain other Gasco stockholders (the "Other Stockholders"), pursuant to which Brek and the Other Stockholders purchased from Gasco an undivided 25% of Gasco's working interests in all undeveloped acreage owned by Gasco in exchange for 6,250,000 shares of Gasco common stock and 500 shares of Gasco preferred stock held by Brek and the Other Stockholders. The Other Stockholders assigned their right to receive their share of such working interests to Brek, so that Brek acquired title to all of the working interests conveyed by Gasco in the transaction. Brek also has the option to acquire an additional 5% undivided interest in Gasco's undeveloped acreage by paying a total of $10.5 million in two equal installments on or before January 1, 2004 and January 1, 2005, respectively. A 2.5% interest will be conveyed to Brek upon receipt of each installment. Brek must make timely payment of the first installment in order to maintain the option to acquire the additional 2.5% interest with the second installment.

The transaction was previously estimated to be valued at $22,000,000 based on an average price of $2.00 per common share when the letter of intent was signed. The transaction was valued at $16,709,000 based on the average trading price of the Company's common stock when the transaction was executed. In accordance with Securities and Exchange Commission Regulation S-X rule 4.10, the transaction was recorded as a reduction to the Company's unproved properties and a reduction to the Company's additional paid in capital, preferred stock and common stock.

The transaction, previously announced as a letter of intent on May 24, 2002, simplifies the Company's capital structure by eliminating all preferred stock (which was convertible into 4,750,000 common shares) and the associated preferential voting rights.

NOTE 5 - PROPERTY ACQUISITION

On May 1, 2002, the Company issued 9,500,000 shares of its common stock to the Shama Zoe Limited Partnership ("Shama Zoe"), a private oil and gas company, for the acquisition of 53,095 gross (47,786 net) acres in the Greater Green River Basin in Sublette County Wyoming plus other assets and consideration. The acquisition was valued at $18,525,000 using a price of $1.95 per common share, which represented the closing price of the Company's common stock on April 23, 2002, the date the agreement was executed. This transaction replaced the previously described cash option structure and eliminated the $300,000 per month option payment as referred to in the Company's Form 10-K for the year ended December 31, 2001.

In connection with this transaction, the Board of Directors of the Company authorized the payment to an employee of the Company who was instrumental in securing the Company's agreement with Shama Zoe, of $300,000 in cash and the issuance of options to purchase 250,000 shares of Gasco common stock at an exercise price of $1.95 per share, which is equal to the fair market of the common stock on April 23, 2002. The cash payment was accrued in the accompanying financial statements as of September 30, 2002.

NOTE 6 - REDEEMABLE COMMON STOCK

The original Property Purchase Agreement governing the Shama Zoe transaction described in Note 5 prevented the Company from issuing additional shares of its common stock at prices below $1.80 per share and from granting registration rights in connection with the issuance of shares of its common stock. In connection with the August 14, 2002 issuance of 6,500,000 shares of common stock, as described in Note 3, the original Property Purchase Agreement was amended to allow for the issuance of these shares at a price of $1.00 per share and Shama Zoe was granted an option to sell to the Company 1,400,000 shares of the Gasco common stock that it acquired in the transaction at $1.00 per share at any time prior to December 31, 2002. This option is recorded as redeemable common stock as of September 30, 2002 in the accompanying financial statements. Additionally, the value of this option, using the Black Scholes model, of $250,000 has been recorded as additional noncash offering costs associated with the Company's sale of common stock as described in Note 3.

NOTE 7 - SUSPENDED LEASES

During February 2002, the Company was notified by the Bureau of Land Management ("BLM") in Wyoming that several environmental agencies filed a protest against the BLM offering numerous parcels of land for oil and gas leasing. Approximately 9,726 net acres valued at approximately $1,428,000 which were purchased by the Company are being held in suspense pending the resolution of this protest. If the protest is deemed to have merit, the lease purchases will be rejected and the money paid for the leases will be returned to the Company. If the protest is deemed to be without merit, the leases will be released from suspense. Effective July 16, 2002, the Company assigned 25% of its interest in these suspended leases to Brek resulting in the Company's total net acres being reduced to 7,295 net acres. As of September 30, 2002, the BLM has released from suspension and issued leases covering 5,700 gross acres representing 1,924 net acres to the Company. The value of the remaining suspended leases is recorded as unproved mineral interests in the accompanying financial statements.

NOTE 8 - PROPERTY IMPAIRMENT

During the nine months ended September 30, 2002, the Company drilled a well in the Southwest Jonah field located in the Greater Green River Basin in Sublette County, Wyoming. The well was drilled to a total depth of 11,000 feet. The well encountered natural gas, however not of sufficient quantities to be deemed economic. The well was plugged and abandoned during March of 2002. The costs associated with this well of $541,125, were charged to impairment expense during the nine months ended September 30, 2002 because the Company believes that the total costs for this well exceed the present value, discounted at 10%, of the future net revenues from its proved oil and gas reserves.

NOTE 9 - PROPERTY DISPOSITIONS

On March 30, 2001, the Company divested itself of all assets not associated with its "Riverbend" area of interest (the non-Riverbend assets), as required by the Pannonian Agreement described in Note 1. The divestiture is summarized below.

                Oil and gas properties               $       1,405,242
                Cash                                         1,000,000
                Liabilities transferred                      (555,185)
                                                             ---------
                                                     $       1,850,057

The oil and gas properties, cash and liabilities were transferred to a newly formed entity Rubicon Oil and Gas, Inc. ("Rubicon"). The Pannonian stockholders were allocated shares in Rubicon on a one for one basis with their Pannonian shares.

The Company held, through PIL, non-United States oil and gas properties. In accordance with the Agreement, the Company distributed, as a dividend in kind, all of the outstanding shares of PIL to the stockholders of the Company on a one to one basis with their Pannonian shares. The book value of the PIL shares as of the date of distribution was approximately $174,000.

NOTE 10 - STOCK OPTIONS

During the first quarter of 2002, the Company issued an additional 250,000 options to purchase shares of common stock to employees of the Company, at exercise prices ranging from $1.58 to $1.73 per share. The exercise prices of the stock options equaled the trading price of the Company's common stock on the grant date. The options vest quarterly over a two-year period and expire within ten years from the grant date.

NOTE 11 - RELATED PARTY TRANSACTION

During the first nine months of 2002, Gasco paid $110,266 in consulting fees to an unrelated third party. The obligation to pay these fees was a joint and several liability of Gasco and a company of which two of Gasco's directors have a combined 66.67% ownership.

NOTE 12 - STATEMENT OF CASH FLOWS

During the nine months ended September 30, 2002, the Company's non-cash investing activity consisted of the following transactions:

     Conversion of 500 shares of Preferred Stock into 4,750,000 shares of common stock.

     Issuance of 9,500,000 shares of common stock, valued at $18,525,000 in exchange for oil and gas properties.

     Repurchase of 500 shares of preferred stock and 6,250,000 shares of common stock in exchange for an undivided 25% working interest in the Company's undeveloped acreage valued at $16,709,000.

     Reclassification of $1,400,000 from additional paid in capital to redeemable common stock to reflect the option described in Note 6.

     Noncash stock offering costs of $250,000 incurred in connection with redeemable common stock as described in Note 6.

Cash paid for interest during the nine months ended September 30, 2001 was $67,363. There was no cash paid for interest during the nine months ended September 30, 2002.

                                16,000,000 Shares









                               Gasco Energy, Inc.


                                  Common Stock




                                   PROSPECTUS
                                 November 15, 2002

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The expenses of this offering are estimated to be as follows:

Securities and Exchange Commission registration fee....       $            1,693
Legal fees and expenses................................                    5,000
Accounting fees and expenses...........................                    5,000
Blue Sky fees and expenses (including legal fees)......                      500
Printing expenses......................................                      500
Transfer agent fees....................................                      500
Miscellaneous..........................................                    5,000
                                                                 ---------------
     TOTAL..............................................           $      18,193
                                                                 ===============

Item 14.Indemnification of Directors and Officers

         Section 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NGCL
Section 78 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NGCL Section 78 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

         Our amended and restated articles of incorporation provides that indemnification shall be to the fullest extent permitted by the NGCL for all of our current or former directors or officers.

         As permitted by the NGCL, the articles of incorporation provides that directors of Gasco shall have no personal liability to Gasco or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for acts or omissions which involve intentional misconduct or a knowing violation of law or (2) for unlawful payments of dividends under Section 78 of the NGCL.

Item 15.Recent Sales of Unregistered Securities

         The Company has sold and issued (without payment of any selling commission to any person, except as noted otherwise) the following securities since May 1999:

         Effective December 31, 1999, the Company's predecessor, LEK International, Inc., issued 8,069,000 shares of its common stock in exchange for all of the outstanding shares of common stock of San Joaquin Oil & Gas Ltd. pursuant to an Agreement and Plan of Reorganization. The transaction was consummated in accordance with Rule 506 of Regulation D under the Securities Act of 1933 and the shares were issued to not more than 35 non-accredited investors.

         In January 2001, the Company issued an option to Mark Erickson, who was the President of Pannonian at the time, to purchase 1,000,000 shares of the Company's common stock at $1.00 per share. The option was issued in connection with the Company's acquisition of Pannonian. The option is fully vested and expires on February 2, 2011. The $269,000 fair market value of the option determined using the Black Scholes Pricing Model, was charged to operations during the year ended December 31, 2001.

         During January and May 2001, the Company issued 2,275,000 shares of common stock for cash at $3.00 per share, pursuant to private placements for gross proceeds of $6,825,000. The costs of these offerings were $574,835, $191,250 of which was paid to Canaccord International Ltd. and $150,000 of which was paid to DMD Investments as broker commissions. In September 2001, the Company issued an additional 227,500 shares of common stock for no additional consideration to the holders of the original shares in accordance with the terms of the offering. The offering was conducted in accordance with the provisions of Regulation S under the Securities Act of 1933, and all purchasers of these shares were residents of foreign countries.

         In March 2001, the Company issued 14,000,000 shares of common stock to the stockholders of Pannonian pursuant to the Pannonian Agreement. In connection with the Pannonian Merger, the stockholders of SJRI returned for cancellation 2,438,930 shares of common stock for no consideration. See Item 1. Business; History.

         In April 2001, the Company paid cash of $200,808 and issued 75,000 shares of its common stock, valued at $247,500 ($3.30 per share), for unproved oil and gas properties from an unrelated entity.

         In July 2001, the Company acquired unproved oil and gas properties from an unrelated entity for $700,000 cash and 300,000 shares of the Company's common stock, valued at $846,000 ($2.82 per share).

         In July 2001, Brek Energy Corporation (formerly known as First Ecom.com, Inc.) ("Brek") purchased 1,000 shares of the Company's Preferred Stock for $19,000,000. Brek agreed not to transfer the Preferred Stock or the common stock issuable upon conversion thereof for three years (the "lock up period") except under certain circumstances and except for 10% of such common stock per year. During the lock up period, Brek has given the Company the right of first refusal on all of the Company securities it holds. Marc Bruner and Mark Erickson (directors of the Company) also gave Brek a similar right of first refusal for a five-year period. Costs of the sale, including 1,025,000 shares of common stock valued at $3,280,000 ($3.20 per share), were $4,849,633. The total costs of the sale included $1,500,000 and the issuance of 125,000 shares of common stock valued at $400,000 paid to Canaccord International Ltd. and the issuance of 900,000 shares of common stock valued at $2,880,000 paid to Wet Coast Management Corp. as brokerage commissions.

         During the year ended December 31, 2001, the Company granted options to employees, directors and consultants to purchase an aggregate 6,519,000 shares of the Company's common stock at exercise prices ranging from $1.00 to $3.15 per share. The options vest at varying schedules within three years of their grant date and expire within ten years from the grant date. The aggregate fair market value of options, determined using the Black Scholes Pricing Model, granted to consultants of $423,594 was charged to operations during the year ended December 31, 2001.

         The aggregate net proceeds from these equity offerings during 2001 were approximately $20,400,500. $4,332,000 of these proceeds were used to fund general and administrative expenses, including salaries and rent on our office space. $7,446,000 of these proceeds were used to fund capital expenditures for the drilling of three wells in Wyoming, the acquisition of acreage in Utah and Wyoming and the purchase of equipment. $130,000 of these proceeds were used to repurchase shares of our common stock which are currently held as treasury shares. The Company anticipates using the remaining proceeds for the acquisition of additional acreage, primarily in Wyoming, capital expenditures related to the development of three wells in our Riverbend project and one well in the Greater Green River Basin and to fund operating expenses.

         During the first quarter of 2002, the Company issued an additional 250,000 options to purchase shares of common stock to employees and directors of the Company, at exercise prices ranging from $1.68 to $1.75 per share. The options vest quarterly over a two-year period and expire within ten years from the grant date.

         On May 1, 2002, the Company issued 9,500,000 shares of Company common stock to a single accredited investor in exchange for certain oil and gas leases covering 53,095 gross (47,786 net) acres in the Greater Green River Basin in Wyoming. The transaction was valued at approximately $18,525,000, based on the closing price of the Company common stock on April 23, 2002 of $1.95 per share.

         On August 14, 2002, the Company issued 6,500,000 shares of Company common stock to 8 accredited investors for aggregate proceeds of $6,500,000. In connection with such sale, the Company's advisors, Energy Capital Solutions, LLC and EnerCom, Inc., received fees of $325,000 and $65,000, respectively. The net proceeds from this sale will be used primarily to fund capital expenditures for the drilling of wells and also for general and administrative purposes.

         Unless otherwise noted, each of the above sales of securities by the Company were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof, inasmuch as each such sale was conducted as a private placement to a limited number of sophisticated buyers.

Item 16.Exhibits and Financial Statement Schedules

     (a).Exhibits:

     2.1 Agreement and Plan of Reorganization dated January 31, 2001 among San Joaquin Resources Inc., Nampa Oil & Gas, Ltd., and Pannonian Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated January 31, 2001, filed on February 2, 2001).

     2.2 Agreement and Plan of Reorganization dated December 15, 1999 by and between LEK International, Inc. and San Joaquin Oil & Gas Ltd. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     2.3 Property Purchase Agreement dated as of April 23, 2002, between the Company and Shama Zoe Limited Partnership (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     3.2 Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K/A dated January 31, 2001, filed on February 16, 2001).

     3.3 Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 3.5 to the Company's Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001).

     3.4 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Company's Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002).

     4.1 Stock Purchase Agreement dated July 5, 2001 between Gasco Energy, Inc. and First Ecom.com, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001).

     4.2 1999 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Form 10-KSB for the fiscal year ended December 31, 1999, filed on April 14, 2000).

     5.1  Opinion of Dill, Dill, Carr, Stonbraker & Hutchings, P.C.

     10.1 Financing Agreement dated January 12, 2001 between the Company and Wet Coast Management Corp. (incorporated by reference to Exhibit 10.5 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.2 Consulting Agreement dated January 12, 2001 between the Company and Wet Coast Management Corp. (incorporated by reference to Exhibit 10.6 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.3 Acquisition   Agreement  dated  December  18,  2000  between  Phillips
          Petroleum Company and Pannonian Energy, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.4 Financing Agreement dated March 15, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit
          10.8 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.5 Financial Services Agreement dated March 15, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit
          10.9 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.6 Private Placement Agency Agreement dated as of March 22, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit 10.6 to the Company's Form 10-QSB for the quarter ended June 30, 2001, filed on August 20, 2001).

     10.7 Form of Stock Option Agreement under the 1999 Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.8 Stock Option Agreement dated January 2, 2001 between Gasco and Mark A. Erickson (Filed as Exhibit 10.9 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.9 Form of Stock Option Agreement dated February 8, 2001 between Gasco and each of Mark A. Erickson, Marc Bruner, J. Timothy Bowes, Carl Stadelhofer and Howard O. Sharpe (Filed as Exhibit 10.10 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.10W. King  Grant  Employment  Contract  dated  June 22,  2001  (Filed as
          Exhibit 10.11 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.11Michael  Decker  Employment  Contract  dated June 29,  2001  (Filed as
          Exhibit 10.1 to the Company's Form 8-K dated April 11, 2002, filed on April 12, 2002).

     10.12Mark A.  Erickson  Employment  Contract  dated July 11, 2001 (Filed as
          Exhibit 10.13 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.13Consulting  Agreement  dated  July 11,  2001,  between  Gasco and Marc
          Bruner (Filed as Exhibit 10.14 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.14Muddy Creek  Exploration  Agreement  dated  August 15,  2001,  between
          Gasco, Shama Zoe Limited Partnership and Burlington Oil and Gas Company (Filed as Exhibit 10.15 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.15CD Exploration  Agreement dated August 15, 2001,  between Gasco, Shama
          Zoe Limited  Partnership  and Burlington Oil and Gas Company (Filed as
          Exhibit 10.16 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.16Gamma Ray Exploration  Agreement dated August 15, 2001, between Gasco,
          Shama Zoe Limited Partnership and Burlington Oil and Gas Company (Filed as Exhibit 10.17 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.17Sublette  County,  WY AMI  Agreement  dated  August 22,  2001  between
          Gasco, Alpine Gas Company and Burlington Oil and Gas Company (Filed as
          Exhibit 10.18 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.18Lead Contractor  Agreement  dated January 24, 2002,  between Gasco and
          Halliburton Energy Services, Inc. (Filed as Exhibit 10.19 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.19Property Purchase  Agreement,  dated as of April 23, 2002, between the
          Company and Shama Zoe Limited Partnership (Filed as Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     10.20Purchase  Agreement,  dated as of July 16,  2002,  among the  Company,
          Pannonian Energy Inc., San Joaquin Oil & Gas Ltd., Brek Energy Corporation, Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders (Filed as Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).

     10.21Form of Subscription and Registration Rights Agreement, dated as of August 14, 2002 between the Company and certain investors.

     10.22Amendment No. 1 to Property  Purchase  Agreement dated as of August 9,
          2002 between the Company and Shama Zoe Limited Partnership.

     10.23Financial Advisory Services Agreement dated August 22, 2002, between the Company and Energy Capital Solutions LLC.

     23.1 Consent of Dill, Dill, Carr, Stonbraker & Hutchings, P.C. (contained in Exhibit 5.1)

     23.2 Consent of Deloitte & Touche LLP

     23.3 Consent of Wheeler Wasoff, P.C.

     23.4 Consent of HJ & Associates, LLC

     24.1 Power  of  Attorney   (contained  in  the   signature   page  to  this
          registration statement)



(b)    Consolidated Financial Statement Schedules:

All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

Item 17. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 13th day of November, 2002.

                                 GASCO ENERGY, INC.

                                 By:  /s/ W. King Grant
                                 ---------------------------------
                                Name:  W. King Grant
                                Title: Executive Vice President
                                       and Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. King Grant and Michael K. Decker, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-1 Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                      Title                                  Date

/s/ Mark A. Erickson
--------------------
Mark A. Erickson          Director and President               November 13, 2002
                          and Chief Executive Officer
/s/ Marc Bruner
--------------------
Marc Bruner               Director                             November 13, 2002

/s/ Carl Stadelhofer
--------------------
Carl Stadelhofer          Director                             November 13, 2002

/s/ Michael K. Decker
---------------------
Michael K. Decker         Director, Executive Vice President   November 13, 2002
                          and Chief Operating Officer
/s/ W. King Grant
---------------------
W. King Grant             Director, Executive Vice President   November 13, 2002
                          and Chief Financial Officer
/s/ Carmen Lotito
---------------------
Carmen Lotito             Director                             November 13, 2002

/s/ Charles B. Crowell
----------------------
Charles B. Crowell        Director                             November 13, 2002

                                INDEX TO EXHIBITS


     2.1 Agreement and Plan of Reorganization dated January 31, 2001 among San Joaquin Resources Inc., Nampa Oil & Gas, Ltd., and Pannonian Energy, Inc. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated January 31, 2001, filed on February 2, 2001).

     2.2 Agreement and Plan of Reorganization dated December 15, 1999 by and between LEK International, Inc. and San Joaquin Oil & Gas Ltd. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     2.3 Property Purchase Agreement dated as of April 23, 2002, between the Company and Shama Zoe Limited Partnership (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     2.4 Purchase Agreement dated as of July 16, 2002, among Gasco, Pannonian Energy Inc., San Joaquin Oil & Gas Ltd., Brek, Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders of Gasco. (incorporated by reference to Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).

     3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K dated December 31, 1999, filed on January 21, 2000).

     3.2 Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Form 8-K/A dated January 31, 2001, filed on February 16, 2001).

     3.3 Certificate of Designation for Series A Preferred Stock (incorporated by reference to Exhibit 3.5 to the Company's Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001).

     3.4 Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Company's Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002).

     4.1 Stock Purchase Agreement dated July 5, 2001 between Gasco Energy, Inc. and First Ecom.com, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form 10-QSB for the quarter ended September 30, 2001, filed on November 14, 2001).

     4.2 1999 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Company's Form 10-KSB for the fiscal year ended December 31, 1999, filed on April 14, 2000).

     5.1  Opinion of Dill, Dill, Carr, Stonbraker & Hutchings, P.C.

     10.1 Financing Agreement dated January 12, 2001 between the Company and Wet Coast Management Corp. (incorporated by reference to Exhibit 10.5 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.2 Consulting Agreement dated January 12, 2001 between the Company and Wet Coast Management Corp. (incorporated by reference to Exhibit 10.6 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.3 Acquisition   Agreement  dated  December  18,  2000  between  Phillips
          Petroleum Company and Pannonian Energy, Inc. (incorporated by reference to Exhibit 10.7 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.4 Financing Agreement dated March 15, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit
          10.8 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.5 Financial Services Agreement dated March 15, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit
          10.9 to the Company's Form 10-KSB for the fiscal year ended December 31, 2000, filed on March 29, 2001).

     10.6 Private Placement Agency Agreement dated as of March 22, 2001 between the Company and Canaccord International Ltd. (incorporated by reference to Exhibit 10.6 to the Company's Form 10-QSB for the quarter ended June 30, 2001, filed on August 20, 2001).

     10.7 Form of Stock Option Agreement under the 1999 Stock Option Plan (incorporated by reference to Exhibit 10.8 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.8 Stock Option Agreement dated January 2, 2001 between Gasco and Mark A. Erickson (Filed as Exhibit 10.9 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.9 Form of Stock Option Agreement dated February 8, 2001 between Gasco and each of Mark A. Erickson, Marc Bruner, J. Timothy Bowes, Carl Stadelhofer and Howard O. Sharpe (Filed as Exhibit 10.10 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.10W. King  Grant  Employment  Contract  dated  June 22,  2001  (Filed as
          Exhibit 10.11 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.11Michael  Decker  Employment  Contract  dated June 29,  2001  (Filed as
          Exhibit 10.1 to the Company's Form 8-K dated April 11, 2002, filed on April 12, 2002).

     10.12Mark A.  Erickson  Employment  Contract  dated July 11, 2001 (Filed as
          Exhibit 10.13 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.13Consulting  Agreement  dated  July 11,  2001,  between  Gasco and Marc
          Bruner (Filed as Exhibit 10.14 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.14Muddy Creek  Exploration  Agreement  dated  August 15,  2001,  between
          Gasco, Shama Zoe Limited Partnership and Burlington Oil and Gas Company (Filed as Exhibit 10.15 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.15CD Exploration  Agreement dated August 15, 2001,  between Gasco, Shama
          Zoe Limited  Partnership  and Burlington Oil and Gas Company (Filed as
          Exhibit 10.16 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.16Gamma Ray Exploration  Agreement dated August 15, 2001, between Gasco,
          Shama Zoe Limited Partnership and Burlington Oil and Gas Company (Filed as Exhibit 10.17 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.17Sublette  County,  WY AMI  Agreement  dated  August 22,  2001  between
          Gasco, Alpine Gas Company and Burlington Oil and Gas Company (Filed as
          Exhibit 10.18 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.18Lead Contractor  Agreement  dated January 24, 2002,  between Gasco and
          Halliburton Energy Services, Inc. (Filed as Exhibit 10.19 to the Company's Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002).

     10.19Property Purchase  Agreement,  dated as of April 23, 2002, between the
          Company and Shama Zoe Limited Partnership (Filed as Exhibit 2.1 to the Company's Form 8-K dated May 1, 2002, filed on May 9, 2002).

     10.20Purchase  Agreement,  dated as of July 16,  2002,  among the  Company,
          Pannonian Energy Inc., San Joaquin Oil & Gas Ltd., Brek Energy Corporation, Brek Petroleum Inc., Brek Petroleum (California), Inc. and certain stockholders (Filed as Exhibit 2.1 to the Company's Form 8-K dated July 16, 2002, filed on July 31, 2002).

     10.21Form of Subscription and Registration Rights Agreement, dated as of August 14, 2002 between the Company and certain investors.

     10.22Amendment No. 1 to Property  Purchase  Agreement dated as of August 9,
          2002 between the Company and Shama Zoe Limited Partnership.

     10.23Financial Advisory Services Agreement dated August 22, 2002, between the Company and Energy Capital Solutions LLC.

     23.1 Consent of Dill, Dill, Carr, Stonbraker & Hutchings, P.C. (contained in Exhibit 5.1)

     23.2 Consent of Deloitte & Touche LLP

     23.3 Consent of Wheeler Wasoff, P.C.

     23.4 Consent of HJ & Associates, LLC

     24.1 Power  of  Attorney   (contained  in  the   signature   page  to  this
          registration statement)